Exhibit 10.1

Published CUSIP Numbers:

Deal: 05491PAA7

Revolver: 05491PAB5

CREDIT AGREEMENT

Dated as of April 28, 2017

among

BEF FOODS, INC.,

as the Borrower,

BOB EVANS FARMS, INC.,

as the Parent and as a Guarantor,

BOB EVANS FARMS, LLC,

as the Intermediate Parent and as a Guarantor,

CERTAIN SUBSIDIARIES OF THE PARENT PARTY HERETO,

as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swingline Lender and L/C Issuer,

JPMORGAN CHASE BANK, N.A.

and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

and

THE OTHER LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

JPMORGAN CHASE BANK, N.A.

and

PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

5.10	Insurance	80
5.11	Taxes	80
5.12	ERISA Compliance	80
5.13	Margin Regulations; Investment Company Act	81
5.14	Disclosure	81
5.15	Compliance with Laws	82
5.16	Solvency	82
5.17	Casualty, Etc.	82
5.18	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	82
5.19	Responsible Officers	82
5.20	Subsidiaries; Equity Interests; Loan Parties	83
5.21	Collateral Representations; Properties	83
5.22	EEA Financial Institutions	84
5.23	Designation as Senior Indebtedness	84

ARTICLE VI AFFIRMATIVE COVENANTS		84
6.01	Financial Statements	84
6.02	Certificates; Other Information	85
6.03	Notices	87
6.04	Payment of Obligations	88
6.05	Preservation of Existence, Etc.	88
6.06	Maintenance of Properties	88
6.07	Maintenance of Insurance	89
6.08	Compliance with Laws	89
6.09	Books and Records	89
6.10	Inspection Rights	89
6.11	Use of Proceeds	90
6.12	Material Contracts	90
6.13	Covenant to Guarantee Obligations	90
6.14	Covenant to Give Security	91
6.15	Further Assurances	92
6.16	Maintenance of Primary Depository and Cash Management Relationship	92
6.17	Anti-Corruption Laws	92
6.18	Post-Closing Covenant	92

ARTICLE VII NEGATIVE COVENANTS		92
7.01	Liens	92
7.02	Indebtedness	93
7.03	Investments	94
7.04	Fundamental Changes	95
7.05	Dispositions	96
7.06	Restricted Payments	96
7.07	Change in Nature of Business	96
7.08	Transactions with Affiliates	97
7.09	Burdensome Agreements	97
7.10	Use of Proceeds	97
7.11	Financial Covenants	98
7.12	Amendments of Organization Documents; Changes in Fiscal Year, Legal Name, State of Organization, Form of Entity, or Principal Place of Business; Accounting Changes	98
7.13	Sale and Leaseback Transactions	98
7.14	Prepayments, Etc. of Junior Debt	98

7.15	Amendment, Etc. of Junior Debt; Amendment of Permitted Guaranties	99
7.16	Ownership of Subsidiaries	99
7.17	Sanctions	99
7.18	Anti-Corruption Laws	100

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		100
8.01	Events of Default	100
8.02	Remedies upon Event of Default	102
8.03	Application of Funds	102

ARTICLE IX ADMINISTRATIVE AGENT		104
9.01	Appointment and Authority	104
9.02	Rights as a Lender	104
9.03	Exculpatory Provisions	105
9.04	Reliance by Administrative Agent	105
9.05	Delegation of Duties	106
9.06	Resignation of Administrative Agent	106
9.07	Non-Reliance on Administrative Agent and Other Lenders	108
9.08	No Other Duties, Etc.	108
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	108
9.10	Collateral and Guaranty Matters	110
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	110

ARTICLE X CONTINUING GUARANTY		111
10.01	Guaranty	111
10.02	Rights of Lenders	111
10.03	Certain Waivers	111
10.04	Obligations Independent	112
10.05	Subrogation	112
10.06	Termination; Reinstatement	112
10.07	Stay of Acceleration	112
10.08	Condition of Borrower	113
10.09	Appointment of Borrower	113
10.10	Right of Contribution	113
10.11	Keepwell	113

ARTICLE XI MISCELLANEOUS		114
11.01	Amendments, Etc.	114
11.02	Notices; Effectiveness; Electronic Communications	116
11.03	No Waiver; Cumulative Remedies; Enforcement	118
11.04	Expenses; Indemnity; Damage Waiver	118
11.05	Payments Set Aside	121
11.06	Successors and Assigns	121
11.07	Treatment of Certain Information; Confidentiality	125
11.08	Right of Setoff	127
11.09	Interest Rate Limitation	127
11.10	Counterparts; Integration; Effectiveness	128
11.11	Survival of Representations and Warranties	128
11.12	Severability	128
11.13	Replacement of Lenders	129
11.14	Governing Law; Jurisdiction; Etc.	129
11.15	Waiver of Jury Trial	130
11.16	Subordination	131

11.17	No Advisory or Fiduciary Responsibility	131
11.18	Electronic Execution	132
11.19	PATRIOT Act Notice	132
11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	132
11.21	ENTIRE AGREEMENT	133

SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 1.01(b)	Commitments and Applicable Percentages
Schedule 1.01(c)	Existing Letters of Credit
Schedule 5.19	Responsible Officers
Schedule 5.20(a)	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
Schedule 5.20(b)	Loan Parties
Schedule 5.21(b)	Intellectual Property
Schedule 5.21(c)	Deposit Accounts & Securities Accounts
Schedule 5.21(d)	Real Properties
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Investments
Schedule 7.09	Burdensome Agreements

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Letter of Credit Report
Exhibit E	Form of Loan Notice
Exhibit F	Form of Note
Exhibit G	Form of Notice of Loan Prepayment
Exhibit H	Form of Secured Party Designation Notice
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Swingline Loan Notice
Exhibit K	Forms of U.S. Tax Compliance Certificates

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 28, 2017 among BEF FOODS, INC., an Ohio corporation (the “Borrower”), BOB EVANS FARMS, INC., a Delaware corporation (the “Parent”), BOB EVANS FARMS, LLC, an Ohio limited liability company (the “Intermediate Parent”), the other Guarantors (defined herein), the Lenders (defined herein), and BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties (defined herein) have requested that the Lenders, the Swingline Lender and the L/C Issuer make loans and other financial accommodations to the Loan Parties in an aggregate amount of up to $300,000,000; and

WHEREAS, the Lenders, the Swingline Lender and the L/C Issuer have agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by any Loan Party or any Subsidiary in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, deferred purchase price, Earn Out Obligations and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition, if determinable; otherwise, such amount shall be the Borrower’s reasonable good faith estimation of the amounts payable therein.

“Additional Secured Obligations” means all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, including costs and expenses to the extent provided therein; provided, that, Additional Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15. If the Commitments of all of the Lenders to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender in respect of the Aggregate Commitments shall be determined based on the Applicable Percentage of such Lender in respect of the Aggregate Commitments most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means with respect to Revolving Loans, Swingline Loans, Letter of Credit Fees, and the Commitment Fee, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurodollar Rate Loans	Base Rate Loans
I	< 1.0 to 1.0	0.20%	1.25%	1.25%	0.25%
II	≥ 1.0 to 1.0 but < 2.0 to 1.0	0.20%	1.50%	1.50%	0.50%
III	≥ 2.0 to 1.0 but < 3.0 to 1.0	0.25%	1.75%	1.75%	0.75%
IV	≥ 3.0 to 1.0	0.30%	2.00%	2.00%	1.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, that, if a Compliance Certificate is not delivered when due in accordance with Section 6.02(a), then, upon the request of the Required Lenders, Pricing Tier IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 6.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the fiscal quarter ending July 28, 2017 shall be determined based upon Pricing Tier II. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Appropriate Lender” means, at any time, (a) a Lender that has a Commitment or holds a Revolving Loan at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer, and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Lenders, and (c) with respect to the Swingline Sublimit, (i) the Swingline Lender, and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), the Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MLPFS, JPMorgan Chase Bank, N.A., and PNC Capital Markets LLC, in their respective capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended April 29, 2016, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(v).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus one percent (1%); provided, that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or if not member-managed, the managers thereof or any committee of managing members or managers thereof duly authorized to act on behalf of such Persons, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Borrowing or a Swingline Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer, the Swingline Lender or the Lenders, as collateral for L/C Obligations, the Obligations in respect of Swingline Loans, or obligations of the Lenders to fund participations in Letters of Credit or Swingline Loans (as the context may require), (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the L/C Issuer, and/or (c) if the Administrative Agent and the L/C Issuer or the Swingline Lender shall agree, in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender, or (b) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender and a party to a Cash Management Agreement with a Loan Party; provided, that, for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty percent (30%) or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the Board of Directors of the Parent cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of

Directors, or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors; or

(c) (i) except as permitted pursuant to Section 7.04(h) or Section 7.04(i), the Parent shall cease to own and control, of record and beneficially, directly one hundred percent (100%) of the Equity Interests of the Intermediate Parent; or (ii) except as permitted pursuant to Section 7.04(h) or Section 7.04(i), the Intermediate Parent shall cease to own and control, of record and beneficially, directly one hundred percent (100%) of the Equity Interests of the Borrower; or (iii) after giving effect to the merger or consolidation permitted pursuant to Section 7.04(h), the Parent shall cease to own and control, of record and beneficially, directly one hundred percent (100%) of the Equity Interests of the Borrower; or (iv) after giving effect to the liquidation or dissolution permitted pursuant to Section 7.04(i), the Parent shall cease to own and control, of record and beneficially, directly one hundred percent (100%) of the Equity Interests of the Borrower.

“Closing Date” means the date hereof.

“Closing Date Disposition” means the Disposition by the Parent of certain assets pursuant to, and in accordance with the terms of, the Closing Date Disposition Agreement.

“Closing Date Disposition Agreement” means that certain Asset and Membership Interest Purchase Agreement, dated as of January 24, 2017, by and between the Parent, as seller, and BER Acquisition, LLC, as buyer (including all schedules and exhibits thereto).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means a collective reference to all personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are granted or purported to be granted pursuant to and in accordance with the terms of the Collateral Documents; provided, that, for the avoidance of doubt, “Collateral” shall not include any Excluded Property.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, each Qualifying Control Agreement, each Joinder Agreement, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Commitment” or opposite such caption in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Aggregate Commitments on the Closing Date shall be $300,000,000.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Parent and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” means, for any Measurement Period, for the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP, an amount equal to the total of (a) the sum of (without duplication) net income, depreciation, amortization, fees, costs and expenses in connection with the consummation of the Transactions, in each case to the extent deducted in determining net income, all adjustments deducted in determining net income and reflected in the “GAAP to Non-GAAP Reconciliation of Operating Income” disclosed in the Parent’s earnings release for such Measurement Period (provided, that, exclusive of any Historical EBITDA Period, during which cash charges added back to net income shall be deemed to be zero, cash charges relating thereto shall not exceed $10,000,000 in any Measurement Period), other non-cash charges to net income (including non-cash stock-based compensation expense), and any contingent or deferred payments (including payments of Earn Out Obligations) made in connection with any Permitted Acquisition or the Pineland Farms Acquisition, in each case, to the extent deducted in determining net income, interest expense, and income and franchise (or similar) Tax expense, minus (b) non-cash credits to net income (but excluding any such items to the extent they represent (i) non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase net income in a prior period, or (ii) non-cash items representing ordinary course accruals of cash to be received in future periods (it being understood that such cash when received in such future period shall not increase net income)); provided, that, notwithstanding any provision in this definition, all non-cash charges (with no dollar limitation) to net income will be added back to net income when accrued for purposes of this calculation, regardless of whether any such non-cash charge is expected to result in any future cash payment but, to the extent any such non-cash charges determined pursuant to this definition result in future cash payments (excluding any cash payments made with respect to a non-cash charge that was previously added back to net income as an accrual or reserve for a fee, cost or expense in connection with the Transactions) in excess of an aggregate amount of $10,000,000 in any Measurement Period, Consolidated EBITDA will be reduced by the amount of such excess at such future time. Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any Measurement Period that includes any of the four fiscal quarters most recently ending on or prior to the Closing Date (each, a “Historical EBITDA Period”), Consolidated EBITDA shall equal $16,861,000.00 for the fiscal quarter ended July 29, 2016, $15,504,000.00 for the fiscal quarter ended October 28, 2016, $26,956,000.00 for the fiscal quarter ended January 27, 2017, and $23,300,000.00 for the fiscal quarter ended April 28, 2017, in each case, subject to Section 1.03 with respect to all Specified Transactions occurring after the Closing Date; provided, that, from and after delivery of the financial statements for the fiscal year ending April 28, 2017 pursuant to Section 6.01(a), Consolidated EBITDA for the Historical EBITDA Period ended April 28, 2017 shall be determined by reference to the financial statements for the fiscal year ending April 28, 2017.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Measurement Period most recently ended on or prior to such date, to (b) interest expense of the Parent and its Subsidiaries (determined on a Consolidated basis) for the Measurement Period most recently ended on or prior to such date.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Indebtedness of the Parent and its Subsidiaries on a Consolidated basis determined in accordance with GAAP as of such date, to (b) Consolidated EBITDA for the Measurement Period most recently ended on or prior to such date.

“Consolidated Total Assets” means, as of any date of determination, for any Person, the total amount of all assets of such Person and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due; (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, conveyance, assignment, lease, abandonment or other transfer or disposition of, voluntarily or involuntarily, any properties or assets, tangible or intangible (including the sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment, or general intangibles with or without recourse or of Equity Interests in any Subsidiary), but excluding (a) any sale, conveyance, assignment, lease, abandonment or other transfer or disposition of assets in the ordinary course of business, (b) so long as no Default shall exist, any sale, conveyance, assignment, lease, abandonment or other transfer or disposition to the Parent or any of its Subsidiaries (provided, that, if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party), (c) any sale, conveyance, assignment, lease, abandonment or other transfer or disposition of used, worn out, obsolete or surplus property in the ordinary course of business, (d) any sale, conveyance, assignment, lease, abandonment or other transfer or disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such sale are promptly applied to the purchase price of such replacement property, (e) the licensing, on a non-exclusive basis, of Intellectual Property, (f) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (g) dispositions of cash and Cash Equivalents, and (h) any loss of, damage to, or destruction of, or any condemnation or taking for public use of, any property.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or by the happening of any event, (a) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (in each case, other than to the extent such repurchase can be satisfied solely by delivery of Qualified Equity Interests), in whole or in part, prior to the date that is ninety-one (91) days after the Maturity Date, or (b) are convertible or exchangeable, automatically or at the option of any holder thereof, for (i) debt securities, or (ii) Equity Interests referred to in clause (a) above, in each case, at any time prior to the ninety-first (91st) day after the Maturity Date; provided, that, (A) only the portion of any issuance of Equity Interests within the scope of clauses (a) or (b) above shall constitute Disqualified Equity Interests, (B) if such Equity Interests are issued to current or former employees of the Parent or any Subsidiary pursuant to a plan or other agreement for the benefit of current or former employees of the Parent or its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Parent or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability, (C) any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible or exchangeable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of an initial public offering, a change in control, or an asset sale, in each case, occurring prior to the ninety-first (91st) day after the Maturity Date, shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Facility Termination Date, and (D) any Equity Interests that qualify for equity accounting under GAAP shall not constitute Disqualified Equity Interests.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Earn Out Obligations” means, with respect to any Acquisition, all obligations of the Parent or any Subsidiary to make earn-out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Indebtedness, Earn Out Obligations shall not constitute Indebtedness unless and until they are not paid when due and payable under the relevant documentation evidencing the same.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)).

“Environmental Laws” shall mean all applicable federal, state, local, tribal, territorial and foreign Laws, constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with a Governmental Authority pertaining or relating to (a) pollution or pollution control, (b) protection of the environment and/or natural resources, (c) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials, (d) the presence of contamination, (e) the protection of endangered or threatened species, and (f) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC, (b) a withdrawal by the Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is insolvent, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan, (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any member of the ERISA Group.

“ERISA Group” means, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided, that, (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, including all amendments thereto and regulations promulgated thereunder.

“Excluded Deposit and Securities Accounts” means (a) zero balance accounts, (b) payroll accounts, (c) withholding and trust accounts, (d) employee benefit accounts, and (e) any other deposit or securities account the average daily balance of which, together with the aggregate average daily balance of all other deposit accounts and securities accounts excluded pursuant to this clause (e), does not exceed $100,000.

“Excluded Property” means, with respect to any Loan Party, (a) any property which is located outside of the United States; (b) any owned or leased real property; (c) any personal property (including motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the UCC, or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office; (d) the Equity Interests of any Foreign Subsidiary to the extent not required to be pledged to secure the Secured Obligations pursuant to Section 6.14(a); (e) any property which, subject to the terms of Section 7.02(d), is subject to a Lien of the type described in clause (l) of the definition of “Permitted Liens” pursuant to documents that prohibit such Loan Party from granting any other Liens in such property; (f) any Excluded Deposit and Securities Account; (g) for the avoidance of doubt, all property and other assets to the extent sold pursuant to the Closing Date Disposition Agreement and which such assets no Loan Party any longer owns or has any rights to use; (h) any lease, contract, license or permit of such Loan Party to the extent the grant of a security interest in such lease, contract, license or permit in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder; provided, that, (i) any such limitation described in this clause (h) on the security interests granted pursuant to the Collateral Documents shall only apply to the extent that any such prohibition could not be rendered ineffective (A) pursuant to the UCC or any other applicable law (including Debtor Relief Laws) or principles of equity, or (B) by obtaining the consent of the Parent or any of its Subsidiaries, and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable law, lease, contract, license or permit, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such lease, contract, license or permit shall be automatically and simultaneously granted under the Collateral Documents and shall be included as Collateral; (i) any Equity Interest owned by such Loan Party in any joint venture (other than, for the avoidance of doubt, any Subsidiary) which may not be pledged, assigned or otherwise transferred pursuant to the terms of such joint venture’s Organization Documents; provided, that, (i) any such restriction described in this clause (i) shall only apply to the extent that any such restriction could not be rendered ineffective (A) pursuant to the UCC or any other applicable law (including Debtor Relief Laws) or principles of equity, or (B) by obtaining the consent of the Parent or any of its Subsidiaries, and (ii) in the event of the termination or elimination of any such restriction, a security interest in such Equity Interests shall be automatically and simultaneously granted under the Collateral Documents and shall be included as Collateral; (j) any “intent-to-use” application for registration of a Trademark (as defined in the Security Agreement) of such Loan Party filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (k) letter of credit rights with a value of less than $1,000,000, except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement; (l) commercial tort claims with a value (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of less than $500,000; (m) pledges of, and security interests in, certain assets, which are prohibited by applicable law, rule or regulation; provided, that, (i) any such limitation described in this clause (m) on the security interests granted pursuant to the Collateral Documents shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable law (including Debtor Relief Laws) or principles of equity, and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable law, rule or regulation, a security interest in such assets shall be automatically and simultaneously granted under the Collateral Documents and shall be included as Collateral; and (n) any property as to which the Administrative Agent and the Borrower agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Excluded Subsidiary” means any Subsidiary (other than, for the avoidance of doubt, the Intermediate Parent or the Borrower) that is (a) not a Wholly-Owned Subsidiary, or (b) an Immaterial Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other keepwell, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13), or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain amended and restated credit agreement, dated as of January 2, 2014, by and among the Intermediate Parent, as borrower, the guarantors party thereto, the lenders from time to time party thereto, and PNC Bank, National Association, as administrative agent.

“Existing Letters of Credit” means those certain letters of credit described by issuer, date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry as set forth on Schedule 1.01(c).

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of a Loan Party’s or any Subsidiary’s Board of Directors or one or more officers to whom authority to determine such value has been delegated by such Board of Directors.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of one percent (1%)) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter agreement, dated February 20, 2017, among the Borrower, the Administrative Agent and MLPFS.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Indemnity Letter” means a funding indemnity letter, in form and substance satisfactory to the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including the FASB ASC, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03; provided, that, if it was permissible to use more than one principle at such time in respect of a particular accounting matter, GAAP shall, insofar as it relates to the Parent or any Subsidiary, refer to the principle then employed by the Parent or such Subsidiary with the agreement of its independent public accountants.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” means, as to any Person (the “guarantor”), any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that, the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, (a) the Parent, (b) the Intermediate Parent (it being understood that after giving effect to (i) the merger or consolidation permitted pursuant to Section 7.04(h), or (ii) the liquidation or dissolution permitted pursuant to Section 7.04(i), in either case, the Intermediate Parent shall be released as a Guarantor pursuant to Section 9.10(c)), (c) each other Person identified as a “Guarantor” on the signature pages hereto, (d) the other Domestic Subsidiaries of the Parent as are or may from time to time become parties to this Agreement pursuant to Section 6.13, (e) with respect to (i) the Additional Secured Obligations owing by any Loan Party, and (ii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, in each case, the Borrower, and (f) the successors and permitted assigns of the foregoing.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.13.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and toxic mold regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Article VI or VII, is a Lender or an Affiliate of a Lender, or (b) in the case of any Swap Contract not prohibited under Article VI or VII in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender and a party to a Swap Contract not prohibited under Article VI or VII with a Loan Party; provided, that, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement; provided, further, that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Historical EBITDA Period” has the meaning specified in the definition of “Consolidated EBITDA”.

“HMT” has the meaning specified in the definition of “Sanction(s)”.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Indebtedness” means, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, bankers’ acceptances and bank guaranties, surety bonds and similar instruments, (d) the Swap Termination Value of any Swap Contract, (e) the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and, for the avoidance of doubt, operating leases that are not required to be characterized as Capitalized Leases), (f) Indebtedness of other Persons secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) Capitalized Leases, (h) obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances and bank guaranties, surety bonds and similar instruments, (i) Securitization Transactions, (j) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse, other than for breach of representations and/or warranties by the seller or its Affiliate), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all Guarantees of Indebtedness of the types specified in clauses (a) through (k) above of another Person, and (m) all Indebtedness of the types referred to in clauses (a) through (l) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venture (other than a limited partner), except to the extent that such Indebtedness is expressly made non-recourse to such Person. For purposes hereof, the amount of any direct obligation arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insolvency Event” means, with respect to any Person, (a) the commencement of a voluntary case or proceeding by such Person under the Bankruptcy Code of the United States, (b) the commencement of an involuntary case or proceeding against such Person under the Bankruptcy Code of the United States and the petition is not dismissed within sixty (60) days after commencement of the case or proceeding, (c) a custodian (as defined in the Bankruptcy Code of the United States) or a receiver, interim receiver, trustee or monitor, or any similar person under any insolvency law is appointed for, or takes charge of, all or substantially all of the property of such Person, (d) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, interim receiver, monitor, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment or composition of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person, (e) any such proceeding of the type set forth in clause (d) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of sixty (60) days, (f) such Person is adjudicated insolvent or bankrupt, (g) any order of relief or other order approving any case or proceeding of the type set forth in clause (f) is entered, or (h) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due.

“Intellectual Property” means all trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, patents, patent applications, patent rights, franchises, licenses and other intellectual property rights.

“Intercompany Debt” has the meaning specified in Section 7.02(g).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, that, if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided, that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” means the unaudited Consolidated balance sheet of the Parent and its Subsidiaries for the fiscal quarter ended January 27, 2017, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter of the Parent and its Subsidiaries, including the notes thereto.

“Intermediate Parent” has the meaning specified in the introductory paragraph hereto.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any other Loan Party or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered in accordance with the provisions of Section 6.13.

“Junior Debt” has the meaning specified in Section 7.14.

“Junior Debt Payment” has the meaning specified in Section 7.14.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, (b) PNC Bank, National Association, solely with respect to the Existing Letters of Credit identified on Schedule 1.01(a) as issued by PNC Bank, National Association, and (c) JPMorgan Chase Bank, N.A., solely with respect to the Existing Letters of Credit identified on Schedule 1.01(a) as issued by JPMorgan Chase Bank, N.A. For so long as the Existing Letters of Credit remain outstanding, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns and, unless the context requires otherwise, includes the Swingline Lender.

“Lending Office” means, as to the Administrative Agent, the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Report” means a certificate substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $20,000,000, and (b) the Aggregate Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Leverage Increase Period” has the meaning specified in Section 7.11(a).

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“LIBOR Rate” has the meaning specified in the definition of “Eurodollar Rate”.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Swingline Loan.

“Loan Documents” means, collectively, this Agreement, each Note, the Guaranty, each Collateral Document, the Fee Letter, each Issuer Document, each Joinder Agreement, each agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, and each other agreement, instrument or document designated by its terms as a “Loan Document” (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Loan Parties and their respective Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to the Parent and its Subsidiaries, (a) each contract or agreement that is material to the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Parent and its Subsidiaries, taken as a whole, or (b) any other contract, agreement, permit or license, written or oral, of the Parent and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means, as of any date of determination, any Indebtedness (excluding any Indebtedness outstanding hereunder) having an aggregate outstanding principal amount of $15,000,000 or more.

“Material Subsidiary” means (a) the Intermediate Parent (it being understood that after giving effect to (i) the merger or consolidation permitted pursuant to Section 7.04(h), or (ii) the liquidation or dissolution permitted pursuant to Section 7.04(i), in either case, the Intermediate Parent shall be not be a Material Subsidiary hereunder), (b) the Borrower, and (c) any other Subsidiary that has, as of any date of determination and based upon the financial statements most recently delivered pursuant to Section 6.01(a), (i) for the most recently ended fiscal year of the Parent to which such financial statements relate, Consolidated revenues (together with the Consolidated revenues of its Subsidiaries) greater than five percent (5%) of the Consolidated revenues of the Parent and its Subsidiaries for such fiscal year, or (ii) as of the end of the most recently ended fiscal year of the Parent to which such financial statements relate, Consolidated Total Assets (together with the Consolidated Total Assets of its Subsidiaries) greater than five percent (5%) of the Consolidated Total Assets of the Parent and its Subsidiaries for such fiscal year; provided, that, if, as of the date financial statements are delivered pursuant to Section 6.01(a), (x) the Consolidated revenues of all Immaterial Subsidiaries (and their respective Subsidiaries) shall be, for the fiscal year of the Parent to which such financial statements relate, in excess of ten percent (10%) of the Consolidated revenues of the Parent and its Subsidiaries for such fiscal year, or (y) the Consolidated Total Assets of all Immaterial Subsidiaries (and their respective Subsidiaries) shall have, as of the end of the fiscal year of the Parent to which such financial statements relate, exceeded ten percent (10%) of the Consolidated Total Assets of the Parent and its Subsidiaries for such fiscal year, then, in either case, within ten (10) Business Days (or such later date as agreed by the Administrative Agent in its sole discretion) after the date such financial statements are delivered, the Borrower shall designate one or more Immaterial Subsidiaries as Material Subsidiaries, such that, as a result thereof, the Consolidated revenues or Consolidated Total Assets, in each case, of all Immaterial Subsidiaries (and their respective Subsidiaries) in the aggregate do not exceed such limits. Upon any such Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, such Subsidiary, to the extent not otherwise qualifying as an Excluded Subsidiary, shall comply with Sections 6.13(a) and 6.14, to the extent applicable.

“Maturity Date” means April 28, 2022; provided, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Parent.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to one hundred five percent (105%) of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to one hundred five percent (105%) of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as a joint lead arranger and a joint bookrunner.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01, and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iv).

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(v).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans and/or Swingline Loans, as the case may be, made by such Lender, substantially in the form of Exhibit F.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the introductory paragraph hereto.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” means, at any time, an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, or (b) has at any time within the preceding five (5) years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means any Acquisition by any Loan Party or any Wholly-Owned Subsidiary (the Person, assets or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”); provided, that, (a) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the Target (it being understood that such approval shall not be required in connection with a court-approved sale), (b) the Target of such Acquisition is in the same line(s) of business as, or lines of business substantially related, complementary (including the supply chain thereof) or incidental to the principal business of, the Parent and its Subsidiaries, considered as an entirety, on the Closing Date (after giving effect to the Closing Date Disposition), (c) immediately before and after giving effect to such Acquisition on a Pro Forma Basis, (i) no Default shall have occurred and be continuing, and (ii) the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or (b), (d) the Target of such Acquisition will become a

Loan Party and the assets acquired shall be subject to Liens in favor of the Administrative Agent, in each case, in accordance with, and to the extent required by, Section 6.13 and/or Section 6.14, and (e) the Borrower shall have delivered to the Administrative Agent at least five (5) Business Days prior to the date on which any such Acquisition involving total Acquisition Consideration in excess of $50,000,000 is to be consummated, a certificate of a Responsible Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such Acquisition.

“Permitted Guaranty” and “Permitted Guaranties” means, individually or collectively as the context may require, (a) that certain Lease Guaranty entered into prior to the Closing Date by one or more of the Loan Parties substantially in the form of Exhibit 10.6 disclosed in the Parent’s Form 10-K filed with the SEC on June 23, 2016 for the period ended April 29, 2016, in favor of the “Landlord” (as defined in such Lease Guaranty) or its successors and assigns, and (b) that certain Lease Guaranty entered into prior to the Closing Date by one or more of the Loan Parties substantially in the form of Exhibit 10.7 disclosed in the Parent’s Form 10-K filed with the SEC on June 23, 2016 for the period ended April 29, 2016, in favor of the “Landlord” (as defined in such Lease Guaranty) or its successors or assigns; in each case, as in effect on the Closing Date and as such Permitted Guaranties may be amended or modified from time to time to the extent such amendment or modification is permitted pursuant to Section 7.15(b).

“Permitted Investments” means:

(a) direct obligations of the United States or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States;

(b) debt securities of United States federal agencies and United States government sponsored enterprises which carry the explicit or implied guarantee of the United States government, including the Government National Mortgage Association, the Federal Home Loan Bank, the Federal Farm Credit Bank, the Federal National Mortgage Association, and the Student Loan Marketing Association;

(c) corporate debt instruments (including Rule 144A debt securities) which are denominated and payable in Dollars and are issued by companies which carry a rating of at least “A-1” (or the then equivalent grade) by S&P and “Prime-1” (or the then equivalent grade) by Moody’s, or, in the case of commercial paper, are rated at least “A-2” (or the then equivalent grade) by S&P and “Prime-2” (or the then equivalent grade) by Moody’s;

(d) short-term tax exempt debt obligations of Governmental Authorities consisting of municipal notes, commercial paper, auction rate notes and floating rate notes that are rated at least “A-1” (or the then equivalent grade) by S&P and “Prime-1” (or the then equivalent grade) by Moody’s, municipal notes rated at least “SP-1” (or the then equivalent grade) by S&P and “MIG-1” (or the then equivalent grade) by Moody’s, and bonds rated at least “AA” (or the then equivalent grade) by S&P and “Aa” (or the then equivalent grade) by Moody’s;

(e) demand deposits, time deposits or certificates of deposit maturing within one (1) year in commercial banks whose obligations are rated at least “A-1” (or the then equivalent grade) or “A” (or the then equivalent grade) by S&P on the date of acquisition;

(f) United States money market funds that comply with the requirements of Rule 2a-7 under the Investment Company Act of 1940 and are rated at least “AA” (or the then equivalent grade) by S&P and “Aa” (or the then equivalent grade) by Moody’s;

(g) investments made under Secured Cash Management Agreements; and

(h) any other investments that are made pursuant to any investment policy approved from time to time (i) by the Parent’s Board of Directors, and (ii) in writing as “Permitted Investments” by the Administrative Agent in its sole discretion (such approval not to be unreasonably withheld).

“Permitted Liens” means:

(a) Liens pursuant to any Loan Document;

(b) Liens for Taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable, or for Taxes, assessments or similar charges which are being contested in good faith; provided, that, the applicable Loan Party or applicable Subsidiary maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such Taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(c) pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(d) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations (other than Indebtedness for borrowed money) incurred in the ordinary course of business;

(e) Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, or which are due and payable; provided, that, with respect to those obligations which are due and payable, the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case that they do not, in the aggregate, materially impair the ability of any Loan Party to perform its obligations hereunder or under the other Loan Documents;

(f) good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(g) leases or subleases granted to others and encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property;

(h) claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; provided, that, the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case that they do not, in the aggregate, materially impair the ability of any Loan Party to perform its obligations hereunder or under the other Loan Documents;

(i) final judgments or orders for the payment of money that do not, in the aggregate, constitute an Event of Default under Section 8.01(h);

(j) Liens on property leased by any Loan Party or any Subsidiary under operating leases securing obligations of such Loan Party or such Subsidiary to the lessor under such leases;

(k) any Lien existing on the Closing Date and described on Schedule 7.01; provided, that, the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(l) Purchase Money Security Interests securing Indebtedness permitted under Section 7.02(d) and other Liens securing Indebtedness permitted under Section 7.02(d); provided, that, (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the total purchase price of the property being acquired on the date of acquisition, and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(m) Liens incurred after the Closing Date given to secure the payment of Indebtedness permitted by Section 7.02(e), including Liens existing on such property at the time of acquisition or construction thereof; provided, that, (i) with respect to such Liens that exist on property at the time of its acquisition or construction, (A) such Liens shall not have been created or assumed in contemplation of such acquisition or construction, and (B) such Liens shall secure only those obligations it secures on the date of acquisition or construction, and (ii) such Liens shall attach solely to the property acquired, purchased, constructed or improved;

(n) Liens (i) securing Indebtedness permitted by Section 7.02(f), and (ii) on property acquired (whether or not the Indebtedness secured thereby shall have been assumed), or, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to, or is acquired for specific use in connection with, such acquired property; provided, that, (i) such Lien shall not have been created in contemplation of, or in connection with, such Person becoming a Subsidiary or such merger, consolidation or acquisition, and (ii) such Liens shall attach solely to the property acquired or such other property which is an improvement to or is acquired for specific use in connection with such acquired property;

(o) any extensions, renewals, refinancings or replacements of any Lien permitted by clause (k); provided, that, (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Indebtedness or other obligations secured by such Liens shall not be increased, (iii) the direct or any contingent obligor with respect to such Liens shall not be changed, (iv) at such time of such extension, renewal, refinancing or replacement and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, and (v) any extension, renewal, refinancing or replacement of the obligations secured or benefited thereby is a Permitted Refinancing;

(p) informational UCC filings and Liens of sellers of goods to the Parent or its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(q) Liens on raw materials and inventory acquired in the ordinary course of business securing obligations in respect of commercial letters of credit;

(r) Liens on cash and securities securing obligations arising under Swap Contracts permitted under Section 7.02 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000;

(s) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by the Parent or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; provided, that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness (other than Indebtedness permitted pursuant to Section 7.02(h)(ii)); and

(t) other Liens not otherwise specified in the foregoing clauses securing Indebtedness or other obligations permitted pursuant to this Agreement in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Permitted Refinancing” means, with respect to any Indebtedness of any Person, any extensions, renewals, refinancings or replacements of such Indebtedness; provided, that, (a) the principal amount thereof does not exceed the sum of (i) the outstanding principal amount of the Indebtedness so extended, renewed, refinanced or replaced, plus (ii) prepayment premiums paid, accrued but unpaid interest thereon, and reasonable and customary fees (including reasonable upfront fees and original issue discount) and expenses incurred in connection with such extension, renewal, refinancing or replacement, plus (iii) an amount equal to any existing commitments unutilized under the Indebtedness being extended, renewed, refinanced or replaced, (b) such extension, renewal, refinancing or replacement has (i) a final maturity date equal to or later than the final maturity date of the Indebtedness being extended, renewed, refinanced or replaced, and (ii) a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of the Indebtedness being extended, renewed, refinanced or replaced, (c) the direct and contingent obligors of such Indebtedness shall not be changed, as a result of or in connection with such extension, renewal, refinancing or replacement, (d) if the Indebtedness being extended, renewed, refinanced or replaced is subordinated in right of payment to the Secured Obligations or secured by Liens on the Collateral junior to those created under the Collateral Documents, such extension, renewal, refinancing or replacement shall be subordinated to the Secured Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being so extended, renewed, refinanced or replaced, (e) if the Indebtedness being extended, renewed, refinanced or replaced is secured by a Lien ranking pari passu to the Lien securing the Secured Obligations, such extension, renewal, refinancing or replacement shall be secured on terms no more favorable to the Parent and its Subsidiaries as those contained in the documentation governing the Indebtedness being so extended, renewed, refinanced or replaced, (f) if the Indebtedness being extended, renewed, refinanced or replaced is unsecured, such extension, renewal, refinancing or replacement shall be unsecured, (g) the terms and conditions of such Indebtedness shall not be changed in any manner that is materially adverse, when taken as a whole, to the Parent and its Subsidiaries, as applicable, in connection with the extension, renewal, refinancing or replacement, and (h) at the time of such extension, renewal, refinancing or replacement of such Indebtedness, no Default shall have occurred and be continuing or result therefrom.

“Permitted Sale and Leaseback Transaction” means any Sale and Leaseback Transaction by the Parent or any Subsidiary; provided, that, (a) such Sale and Leaseback Transaction is at a sale price equal to or exceeding the Fair Market Value of the property that is the subject of such Sale and Leaseback

Transaction, (b) no Default exists or would result from such Sale and Leaseback Transaction, (c) upon giving Pro Forma Effect to such Sale and Leaseback Transaction, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or (b), and (d) the aggregate net book value of all assets sold or otherwise disposed of in connection with all such Sale and Leaseback Transactions consummated during the term of this Agreement shall not exceed $100,000,000.

“Permitted Transfer” means (a) any Disposition (other than any Permitted Sale and Leaseback Transaction) by the Parent or any Subsidiary; provided, that, (i) the assets are sold for Fair Market Value, (ii) at least seventy-five percent (75%) of the aggregate consideration for such Disposition is received in cash or Permitted Investments, (iii) no Default exists or would result from such Disposition, (iv) upon giving Pro Forma Effect to such Disposition, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or (b), and (v) the aggregate net book value of all assets sold or otherwise disposed of shall not exceed (i) $5,000,000 in any single transaction (or series of related transactions), and (ii) $30,000,000 in the aggregate during the term of this Agreement; and (b) any Permitted Sale and Leaseback Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pineland Farms” means Pineland Farms Potato Company, Inc., a Maine corporation.

“Pineland Farms Acquisition” means the Acquisition by the Borrower of all of the Equity Interests of Pineland Farms, pursuant to that certain Stock Purchase Agreement, dated as of January 24, 2017, by and among the Borrower, as buyer, Pineland Farms, the stockholders of Pineland Farms party thereto, Libra Foundation, a charitable trust with its principal place of administration in Portland, Maine, as the sellers’ representative, and the Parent, as guarantor.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

“Post-Closing Dividend” means that certain one-time dividend following the Closing Date paid to the holders of the Parent’s common Qualified Equity Interests in an amount not to exceed $200,000,000; provided, that, such dividend shall be made on or prior to July 31, 2017.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a)(i) with respect to any Disposition or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded, and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Parent and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Parent or any of its Subsidiaries (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, (x) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Parent, and (y) any such calculation shall be subject to the applicable limitations set forth in the definition of “Consolidated EBITDA”.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Parent containing reasonably detailed calculations of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or (b) after giving Pro Forma Effect to the applicable Specified Transaction.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Money Security Interests” means Liens upon tangible personal property securing Indebtedness to any Loan Party or any Subsidiary or deferred payments by such Loan Party or such Subsidiary, in each case, for the purchase of such tangible personal property.

“Qualified Acquisition” means (a) a Permitted Acquisition for which the aggregate Acquisition Consideration exceeds $50,000,000, or (b) a series of Permitted Acquisitions in any six (6) month period, for which the aggregate Acquisition Consideration for all such Permitted Acquisitions exceeds $50,000,000; provided, that, for any Permitted Acquisition or series of Permitted Acquisitions to qualify as a “Qualified Acquisition”, the Administrative Agent shall have received (not fewer than ten (10) Business Days (or such lesser period of time as may be agreed to by the Administrative Agent in its sole discretion) prior to the consummation of such Permitted Acquisition or series of Permitted Acquisitions) a Qualified Acquisition Election Certificate with respect to such Permitted Acquisition or series of Permitted Acquisitions.

“Qualified Acquisition Election Certificate” means a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, (a) certifying that the applicable Permitted Acquisition or series of Permitted Acquisitions meet the criteria set forth in clauses (a) or (b) (as applicable) of the definition of “Qualified Acquisition”, and (b) notifying the Administrative Agent that the Borrower has elected to treat such Permitted Acquisition or series of Permitted Acquisitions as a “Qualified Acquisition”; provided, that, the Borrower may not deliver more than two (2) Qualified Acquisition Election Certificates during the term of this Agreement. In the case of a Qualified Acquisition involving a series of Permitted Acquisitions in any six (6) month period, the requirement that the Borrower deliver a Qualified Acquisition Election Certificate with respect to such Qualified Acquisition shall be deemed to have been satisfied if the Borrower delivers a Qualified Acquisition Election Certificate not fewer than ten (10) Business Days (or such lesser period of time as may be agreed to by the Administrative Agent in its sole discretion) prior to the consummation of the last such Permitted Acquisition in such series of Permitted Acquisitions.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or the L/C Issuer, as the case may be, in making such determination.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party, and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the officers identified in clause (a) or clause (b) in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Parent or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Parent or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Parent or any of its Subsidiaries, now or hereafter outstanding.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Parent or any of its Subsidiaries of any property (except for (x) temporary leases for a term, including any renewal thereof, of not more than one (1) year, and (y) leases between the Parent and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Parent or such Subsidiary to such Person.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Indebtedness” has the meaning specified in Section 7.14.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article VI or VII between any Loan Party and any Hedge Bank.

“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, the Indemnitees, and the co-agents or sub-agents appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Agreement” means the security agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit I.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

“Specified Transaction” means (a) any Acquisition, any Disposition, any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, any Investment that results in a Person becoming a Subsidiary, in each case, whether by merger, amalgamation, consolidation or otherwise, or any incurrence or repayment of Indebtedness, or (b) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Lender” means Bank of America in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.04(a).

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit J or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swingline Sublimit” means an amount equal to the lesser of (a) $25,000,000, and (b) the Aggregate Commitments. The Swingline Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Target” has the meaning specified in the definition of “Permitted Acquisition.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $15,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Exposure of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations.

“Transaction Costs” means all fees, costs and expenses incurred or payable by or on behalf of the Parent or any of its Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, (a) the making of the Post-Closing Dividend, (b) the consummation of the Closing Date Disposition, (c) the entering into of the Loan Documents and the incurrence of any Loans or Letters of Credit on the Closing Date or after the Closing Date in connection with the Pineland Farms Acquisition and/or the Post-Closing Dividend, (d) the refinancing in full of the Existing Credit Agreement, including the termination of all commitments thereunder and the termination and release of all security interests and guarantees granted in connection therewith, (e) the consummation of the Pineland Farms Acquisition, (f) all transactions relating to any of the foregoing, and (g) the payment of all Transaction Costs.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date of determination and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness as of such date of determination.

“Wholly-Owned Subsidiary” means, as to any Person, (a) any corporation one hundred percent (100%) of whose Equity Interests (other than directors’ qualifying shares or Equity Interests that are required to be held by another person in order to satisfy a foreign requirement of Law prescribing an equity owner resident in the local jurisdiction) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person have a one hundred percent (100%) equity interest at such time. Unless otherwise specified, all references herein to a “Wholly-Owned Subsidiary” or to “Wholly-Owned Subsidiaries” shall refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of the Parent.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, for all purposes of this Agreement, (A) leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, and (B) Guarantees permitted hereunder of operating leases of any Person shall continue to be permitted hereunder notwithstanding any change in GAAP resulting in such operating leases being classified as a capital lease under GAAP (it being understood that, for the avoidance of doubt, Guarantees permitted hereunder of operating leases of any Person shall not constitute Indebtedness hereunder notwithstanding any change in GAAP resulting in such operating leases being classified as a capital lease under GAAP), in each case, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. In furtherance of the foregoing, any such amendment addressing the impact of changes in GAAP as contemplated by this Section 1.03(b) shall be documented and effected at no cost to the Borrower other than the reimbursement of the Administrative Agent’s costs and expenses as contemplated by Section 11.04.

(c) Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d) Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Leverage Ratio (including for purposes of determining the Applicable Rate) and the Consolidated Interest Coverage Ratio shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable Measurement Period to which such calculation relates, and/or subsequent to the end of such Measurement Period but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating the Consolidated Leverage Ratio and/or the Consolidated Interest Coverage Ratio for purposes of determining (i) compliance with Section 7.11, and/or (ii) the Applicable Rate, any Specified Transaction and any related adjustment contemplated in the definition of “Pro Forma Basis” that occurred subsequent to the end of the applicable Measurement Period shall not be given Pro Forma Effect. For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with any financial covenant set forth in Section 7.11, (A) in the case of any such compliance required after delivery of financial statements for the fiscal quarter ending July 28, 2017, such Pro Forma Compliance shall be determined by reference to the maximum Consolidated Leverage Ratio and/or minimum Consolidated Interest Coverage Ratio, as applicable, permitted for the fiscal quarter most recently then ended for which financial statements have been delivered (or were required to have been delivered) in accordance with Section 6.01(a) or (b), or (B) in the case of any such compliance required prior to the delivery referred to in clause (A) above, such Pro Forma Compliance shall be determined by reference to (1)(x) Consolidated EBITDA for each Historical EBITDA Period as set forth in the last sentence of the definition of “Consolidated EBITDA” in Section 1.01, and (y) the amount of Indebtedness that would be set forth on a consolidated balance sheet of the Parent and its Subsidiaries prepared as of April 28, 2017, giving effect to the Transactions occurring on the Closing Date on a Pro Forma Basis, and (2) the maximum Consolidated Leverage Ratio and/or minimum Consolidated Interest Coverage Ratio, as applicable, permitted for the fiscal quarter ending July 28, 2017.

1.04	Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07	UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01	Revolving Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, that, after giving effect to any Revolving Borrowing, (a) the Total Revolving Outstandings shall not exceed the Aggregate Commitments, and (b) the Revolving Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans under this Section 2.01, prepay Revolving Loans under Section 2.05, and reborrow Revolving Loans under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, that, any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Revolving Borrowing.

2.02	Borrowings, Conversions and Continuations of Revolving Loans.

(a) Notice of Borrowing. Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or a Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice and each telephonic notice shall specify (A) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Revolving Loans, as the case may be, (B) the requested date of the Revolving Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Revolving Loans to be borrowed, converted or continued, (D) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting conversion of Base Rate Loans to Eurodollar Rate Loans, then the applicable Revolving Loans shall be made as Base Rate Loans. If the

Borrower fails to give a timely notice requesting a continuation of Eurodollar Rate Loans, then the Borrower shall be deemed to have elected to continue such Revolving Loans as Eurodollar Rate Loans with the same Interest Period as the Revolving Loans to be continued; provided, that, (1) such Interest Period shall not end after the Maturity Date and shall otherwise be permitted under this Agreement at the time of such continuation, and (2) if such Interest Period would end after the Maturity Date, the Borrower shall be deemed to have elected to continue such Revolving Loans as Eurodollar Rate Loans with an Interest Period of a length that would not end after the Maturity Date; provided, further, that, if such Interest Period cannot be continued as set forth in this sentence, the Borrower shall be deemed to have converted such Revolving Loans to Base Rate Loans as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurodollar Rate Loan.

(b) Advances. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Borrowing, each Appropriate Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Revolving Borrowing is the initial Credit Extension on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that, if, on the date a Loan Notice with respect to a Revolving Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Eurodollar Rate Loans. Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d) Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(e) Interest Periods. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect.

(f) Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g) Increase in Aggregate Commitments. The Borrower may at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent, increase the Aggregate Commitments (but not the Letter of Credit Sublimit or the Swingline Sublimit) by a maximum aggregate amount not to exceed $100,000,000 with additional Commitments from any Lender or new Commitments from any other Person selected by the Borrower and acceptable to the Administrative Agent, the Swingline Lender and the L/C Issuer (so long as such Persons are not Affiliates of the Borrower and would be Eligible Assignees); provided, that:

(i) any such increase shall be in a minimum principal amount of $15,000,000 and in integral multiples of $5,000,000 in excess thereof;

(ii) no Default shall exist and be continuing at the time of any such increase;

(iii) no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(iv) (A) any new Lender shall join this Agreement by executing such joinder documents as are required by the Administrative Agent, and/or (B) any existing Lender electing to increase its Commitment shall have executed a commitment agreement satisfactory to the Administrative Agent;

(v) as a condition precedent to such increase, the Borrower shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase signed by a Responsible Officer of each such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties of the Borrower and each other Loan Party contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 2.02(g)(v), the representations and warranties contained in Sections 5.05(a), (b) and (d) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a), (b) or (c), respectively, and (2) no Default exists;

(vi) a Responsible Officer of the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such increase (and assuming for such calculation that such increase is fully drawn), the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or (b);

(vii) Schedule 1.01(b) shall be deemed revised to include any increase in the Aggregate Commitments pursuant to this Section 2.02(g) and to include thereon any Person that becomes a Lender pursuant to this Section 2.02(g); and

(viii) the Administrative Agent shall have received such amendments to the Collateral Documents as the Administrative Agent reasonably requests to cause the Collateral Documents to secure the Secured Obligations after giving effect to such increase.

Upon each increase to the Aggregate Commitments pursuant to this Section 2.02(g), each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of such increase and each such increasing Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in such Letters of Credit and/or Swingline Loans held by each Lender (including each such increasing Lender), as applicable, will equal such Lender’s Applicable Percentage of the aggregate outstanding L/C Obligations and Swingline Loans. Additionally, if any Revolving Loans are outstanding at the time any increase to the Aggregate Commitments is effected pursuant to this Section 2.02(g), the applicable Lenders immediately after effectiveness of such increase shall purchase and assign at par such amounts of the Revolving Loans outstanding at such time as the Administrative Agent may require such that each Lender holds its Applicable Percentage of all Revolving Loans outstanding immediately after giving effect to all such assignments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph.

2.03	Letters of Credit.

(a)	The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, any other Loan Party or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower (or any other Loan Party or any Subsidiary) and any drawings thereunder; provided, that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Commitments, (y) the Revolving Exposure of any Lender shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iv), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars; or

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such

Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit; Auto-Reinstatement Letter of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower (and such other Loan Party or such Subsidiary, as required by the L/C Issuer). Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day);

(3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or such other Loan Party or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that, the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii), Section 2.03(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension, or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(v) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement, or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than

1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any other Loan Party, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower, any other Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, any other Loan Party or any of their respective Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that, this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in Section 2.03(e); provided, that, anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves, as determined by a final non-appealable judgment of a court of competent jurisdiction, were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (i) due and payable on the first Business Day following each fiscal quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to (i) Bank of America, as an L/C Issuer for its own account, a fronting fee with respect to each Letter of Credit issued by Bank of America, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and payable on or prior to the date that is ten (10) Business Days following each fiscal quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) to each other L/C Issuer, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer at a rate separately agreed between such L/C Issuer and the Borrower. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control. For the avoidance of doubt, until the Facility Termination Date, any Liens or setoff provisions created by, or otherwise provided for in, any Issuer Document (other than this Agreement or as set forth in clause (q) of the definition of “Permitted Liens”) are deemed inoperative.

(k) L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, the L/C Issuer with respect to the Existing Letters of Credit shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report containing the following information: (i) reasonably prior to the time that such L/C Issuer amends, renews, increases or extends any Existing Letter of Credit, the date of such amendment, renewal, increase or extension and the stated amount of such Existing Letter of Credit after giving effect to such amendment, renewal or extension (and whether the amounts thereof shall have changed), (ii) on each Business Day on which such L/C Issuer makes a payment pursuant to an Existing Letter of Credit, the date and amount of such payment, (iii) on any Business Day on which the Borrower fails to reimburse a payment made pursuant to an Existing Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment, and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Existing Letters of Credit issued by such L/C Issuer.

(l) Letters of Credit Issued for Other Loan Parties and Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Loan Party (other than the Borrower) or any Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of such other Loan Parties or such Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such other Loan Parties and such Subsidiaries.

2.04	Swingline Loans.

(a) The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section, may in its sole discretion make loans to the Borrower (each such loan, a “Swingline Loan”). Each such Swingline Loan may be made, subject to the terms and conditions set forth herein, to the Borrower, in Dollars, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Commitment; provided, that, (i) after giving effect to any Swingline Loan, (A) the Total Revolving Outstandings shall not exceed the Aggregate Commitments at such time, and (B) the Revolving Exposure of any Lender at such time shall not exceed such Lender’s Commitment, (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swingline Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.

(b) Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone or a Swingline Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested date of the Swingline Borrowing (which shall be a Business Day). Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the second sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05	Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided, that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days (or one (1) Business Day to the extent no Loan Notice requesting a conversion or continuation of any Loan has been submitted in the three (3) Business Day period prior to the date such notice is submitted) prior to any date of prepayment of Eurodollar Rate Loans, and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Revolving Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, notwithstanding the foregoing, during the term of this Agreement, the Borrower may revoke up to three (3) Notices of Loan Prepayment by providing written notice of such revocation to the Administrative Agent on or prior to the date of prepayment specified in such Notices of Loan Prepayment (and, in connection with any such revocation, the Borrower shall make any payments required by Section 3.05). Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(ii) The Borrower may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided, that, unless otherwise agreed by the Swingline Lender, (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b) Mandatory. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Commitments at such time, the Borrower shall immediately prepay Revolving Loans, Swingline Loans and L/C Borrowings (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, that, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless, after the prepayment of the Revolving Loans and Swingline Loans, the Total Revolving Outstandings exceed the Aggregate Commitments at such time. Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06	Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swingline Sublimit, or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swingline Sublimit; provided, that, (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans would exceed the Swingline Sublimit.

(b) Mandatory. If after giving effect to any reduction or termination of the Aggregate Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swingline Sublimit exceeds the Aggregate Commitments at such time, the Letter of Credit Sublimit or the Swingline Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swingline Sublimit or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07	Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Swingline Loan is made, and (ii) the Maturity Date.

2.08	Interest and Default Rate.

(a) Interest. Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for Revolving Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b) Default Rate.

(i) (A) If any amount payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, or (B) an Event of Default pursuant to Sections 8.01(f) or (g) exists, in each case, all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Required Lenders, while any Event of Default exists, all outstanding Obligations (including Letter of Credit Fees) shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees.

In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Loans, plus (ii) the Outstanding Amount of L/C Obligations plus (iii) the Outstanding Amount of Swingline Loans, subject to adjustment as provided in Section 2.15. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Administrative Agent and MLPFS, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360)-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Parent and its Subsidiaries or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate, and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11	Evidence of Debt.

(a) Maintenance of Accounts. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the

Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.

(f) Pro Rata Treatment. Except to the extent otherwise provided herein, (i) each Revolving Borrowing shall be made from the Appropriate Lenders, each payment of fees under Section 2.03(h), Section 2.03(i) and Section 2.09 shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Aggregate Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Revolving Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Revolving Loans) or their respective Revolving Loans that are to be included in such Revolving Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.

2.13	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided, that, (1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (2) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14	Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 2.05 or Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of Sections 2.03, 2.05, 2.14, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))), or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, that, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15	Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (B) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided, that, if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(v). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Fees. No Defaulting Lender shall be entitled to receive any portion of the Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such portion of the Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) Defaulting Lender Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure, and (B) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(e).

(ii) Without limitation of Section 3.01(a)(i), if any Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Withholding Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B) such Withholding Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of Section 3.01(a), the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii).

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register, and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 3.01(c)(ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

(a) If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (1) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (2) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 3.03(a)(i), the Administrative Agent in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under Section 3.03(a)(i), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04	Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(d)) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Sections 3.04(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions Precedent to Effectiveness and Initial Credit Extensions on the Closing Date.

The effectiveness of this Agreement and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) Execution of Loan Documents. The Administrative Agent shall have received counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b) Organization Documents, Resolutions, Etc. The Administrative Agent shall have received the following, each of which shall be originals, facsimiles or electronic copies (followed promptly by originals, as applicable), in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization, formation or incorporation, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action and incumbency certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization, formation or incorporation.

(c) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

(d) Budget. The Administrative Agent shall have received a budget of the Parent and its Subsidiaries on a Consolidated basis, including forecasts and projections prepared by management of the Parent, of Consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries for the first five (5) years following the Closing Date.

(e) No Material Adverse Effect. There shall not have occurred since April 29, 2016 any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f) No Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(g) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) (A) searches of UCC filings in the jurisdiction of incorporation, formation or organization, as applicable, of each Loan Party and each jurisdiction where any Loan Party maintains its principal place of business, and such other searches that the Administrative Agent deems necessary or appropriate, indicating that no Liens exist (other than Permitted Liens), and (B) tax lien, judgment and bankruptcy searches;

(ii) searches of ownership of Intellectual Property in the appropriate governmental offices and duly executed notices of grant of security interest in the form required by the Collateral Documents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Intellectual Property of the Loan Parties;

(iii) proper UCC financing statements in form appropriate for filing in each jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Collateral Documents, together with duly executed in blank and undated stock powers attached thereto;

(v) to the extent required to be delivered pursuant to the terms of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral; and

(vi) such estoppel letters, consents and waivers from the landlords of the real properties listed on Schedule 5.21(d) to the extent required to be delivered pursuant to Section 6.14(c).

(h) Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance certificates and endorsements of insurance evidencing liability, casualty, property, and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Administrative Agent.

(i) Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(e), (f), (k), (l) and (n) and Sections 4.02(a) and (b) have been satisfied.

(j) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate signed by a Responsible Officer of the Parent as to solvency of the Parent and its Subsidiaries on a Consolidated basis upon giving effect to the Transactions.

(k) Consents. All Board of Director, governmental, shareholder and material third party consents and approvals necessary in connection with the Loan Documents and the Transactions shall have been obtained and shall be in full force and effect.

(l) Existing Indebtedness. All of the existing Indebtedness for borrowed money of the Loan Parties and their respective Subsidiaries, including Indebtedness arising under the Existing Credit Agreement (but excluding Indebtedness permitted to exist pursuant to Section 7.02), shall be repaid in full, all commitments relating thereto shall be terminated, and all guarantees and security interests related thereto shall be terminated (or arrangements reasonably satisfactory to the Administrative Agent shall have been made for their termination and release substantially contemporaneously with the Closing Date), in each case, on or prior to the Closing Date or substantially concurrently with the effectiveness of this Agreement.

(m) Compliance Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Parent demonstrating that the Consolidated Leverage Ratio as of the Closing Date, after giving effect to the Transactions on a Pro Forma Basis, is not greater than 3.50 to 1.0.

(n) Closing Date Disposition Agreement; Closing Date Disposition. The Closing Date Disposition Agreement shall be in full force and effect. The Closing Date Disposition shall have been consummated in accordance with the Closing Date Disposition Agreement substantially simultaneously with the effectiveness of this Agreement on the Closing Date without giving effect to any amendments or supplements thereto, consents thereunder or modifications or waivers to the provisions thereof that, in any such case, are materially adverse to the interests of MLPFS without the consent of MLPFS (such consent not to be unreasonably withheld, conditioned or delayed).

(o) Due Diligence. The Administrative Agent and the Lenders shall have completed a due diligence investigation of the Loan Parties and their respective Subsidiaries in scope, and with results, satisfactory to the Administrative Agent and the Lenders, including OFAC, Foreign Corrupt Practices Act and “know your customer” due diligence. The Loan Parties shall have provided to the Administrative Agent and the Lenders the documentation and information that the Administrative Agent or such Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(p) Fees. Receipt by the Administrative Agent, the Arrangers and the Lenders of, substantially concurrently with the effectiveness of this Agreement, any fees required to be paid (or, at the Borrower’s election, to be paid with the proceeds of the Loans made on the Closing Date as set forth in the funding instructions given by the Borrower to the Administrative Agent) on or before the Closing Date.

(q) Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of Moore & Van Allen, PLLC to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute a reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02	Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 4.02(a), the representations and warranties contained in Sections 5.05(a), (b) and (d) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a), (b) or (c), respectively.

(b) No Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Request for Credit Extension. The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) No Legal Impediment. With respect to any Letter of Credit to be issued for the account of a Foreign Subsidiary, there shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed Letter of Credit or the repayment thereof or as to rights created under any Loan Document or as to application of the proceeds of the realization of any such rights.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and, if applicable, (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:

5.01	Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, formation or incorporation, as applicable, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (c) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it (or both) makes such licensing or qualification necessary, and (d) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part; except, in each case referred to in clauses (a) (solely with respect to any Subsidiary that is not a Loan Party), (b), and (c), to the extent such failure or non-compliance would not reasonably be expected to have a Material Adverse Effect.

5.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of, or result in the creation or enforcement of any Lien, charge or encumbrance under (other than Liens granted under the Loan Documents), (a) the terms and conditions of the Organization Documents of any Loan Party, (b) any material Law, or (c) any Material Contract or any order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it or any Loan Party is bound or to which it is subject.

5.03	Governmental Authorization; Other Consents.

No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Law or any agreement in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04	Binding Effect.

This Agreement and each of the other Loan Documents (a) has been duly and validly executed and delivered by each Loan Party that is a party thereto, and (b) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

5.05	Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements, taken as a whole, are correct and complete and fairly represent in all material respects the Consolidated financial condition of the Parent and its Subsidiaries as of the date thereof and the results of operations for the fiscal period covered thereby and have been prepared in accordance with GAAP consistently applied.

(b) The Interim Financial Statements, taken as a whole, are correct and complete and fairly represent in all material respects the Consolidated financial condition of the Parent and its Subsidiaries as of the date thereof and the results of operations for the fiscal period covered thereby and have been prepared in accordance with GAAP consistently applied, subject to the absence of footnotes and normal year-end audit adjustments.

(c) Since the date of the balance sheet included in the Audited Financial Statements, no Material Adverse Effect has occurred.

(d) The budget of the Parent and its Subsidiaries delivered pursuant to Section 4.01(d)(ii) or Section 6.01(c), as applicable, was prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by management of the Parent to be reasonable in light of the conditions existing at the time of delivery of such budget, and represented, at the time of delivery, the Parent’s good faith reasonable estimate of its future financial condition and performance.

5.06	Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary at law, in equity or before any Governmental Authority which (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary is in violation of any order, writ, injunction or any decree of any Governmental Authority which would reasonably be expected to have a Material Adverse Effect.

5.07	No Default.

Neither any Loan Party nor any Subsidiary is (a) in default under or with respect to, or party to, any Contractual Obligation, (b) subject to any restriction in any Organization Document, or (c) subject to any requirement of Law, in each case, that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Event of Default exists or is continuing.

5.08	Ownership of Property.

Each Loan Party and each of its Subsidiaries has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances, except Permitted Liens, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09	Environmental Compliance.

(a) Each Loan Party and each of its Subsidiaries is and, to the knowledge of each respective Loan Party and each of its Subsidiaries, has been, in compliance with applicable Environmental Laws, except to the extent such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10	Insurance.

The properties of each Loan Party and each of its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

5.11	Taxes.

Each Loan Party and its Subsidiaries have (a) filed all United States federal Tax returns and all other material Tax returns which are required to be filed by such Loan Party or such Subsidiary, and (b) paid all Taxes due pursuant to the Tax returns referenced in clause (a) above or pursuant to any assessment received by such Loan Party or such Subsidiary, except in each case, such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No Tax liens have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of any Taxes or other governmental charges are adequate. There is not any tax sharing agreement applicable to any Loan Party or any Subsidiary (other than any such agreement the primary subject matter of which is not Taxes).

5.12	ERISA Compliance.

(a) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Pension Plan is so qualified, or such Pension Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan, in each case, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (iii) neither the Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (v) neither the Borrower nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; and (vi) neither the Borrower nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; in each case, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.13	Margin Regulations; Investment Company Act.

(a) Neither any Loan Party nor any Subsidiary engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the FRB). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the FRB. Neither any Loan Party nor any Subsidiary holds or intends to hold margin stock in such amounts that more than twenty five percent (25%) of the reasonable value of the assets of such Loan Party or such Subsidiary is or will be represented by margin stock.

(b) None of any Loan Party or any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, or is under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940. None of any Loan Party or any Subsidiary shall become such an “investment company” or under such “control”.

5.14	Disclosure.

Neither this Agreement nor any other Loan Document, nor any written certificate, statement, agreement or other documents, taken as a whole, furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any material misstatement of fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Parent and its Subsidiaries only represent that such information was prepared in good faith based upon reasonable assumptions at the time of delivery thereof (it being understood that such projections are subject to significant uncertainties and contingencies, any of which are beyond such

Person’s control, and that no assurance can be given that any particular projection will be realized and that actual results during the period or periods covered by the projections may differ significantly from the projected results and such differences may be material).

5.15	Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with all applicable Laws (other than Environmental Laws, which are specifically addressed in Section 5.09) in all jurisdictions in which such Loan Party or such Subsidiary is presently or will be doing business or to which their respective properties are subject, except to the extent such non-compliance would not reasonably be expected to have a Material Adverse Effect.

5.16	Solvency.

The Parent and its Subsidiaries, on a Consolidated basis, are Solvent.

5.17	Casualty, Etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, or (iii) located, organized or resident in a Designated Jurisdiction.

(b) The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws, in each case, to the extent such Laws are applicable to them.

(c) The Loan Parties and their Subsidiaries are in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

5.19	Responsible Officers.

Set forth on Schedule 5.19 are the Responsible Officers of each Loan Party, holding the offices indicated next to their respective names, as of the Closing Date. Such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement and the other Loan Documents to which such Loan Party is a party.

5.20	Subsidiaries; Equity Interests; Loan Parties.

(a) Set forth on Schedule 5.20(a), as of the Closing Date, is (i) the name of each Subsidiary and joint venture of the Parent and its Subsidiaries (including, for each Subsidiary, the jurisdiction of organization, formation or incorporation, as applicable, of such Subsidiary, the amount, percentage and type of Equity Interests in such Subsidiary outstanding, the identity of each Person owning such Equity Interests, and an indication as to whether such Subsidiary is an Excluded Subsidiary), and (ii) any options, warrants or other rights outstanding to purchase any such Equity Interests. The Parent and each Subsidiary has good and marketable title to all of such Equity Interests it purports to own, free and clear in each case of any Lien. All such Equity Interests have been validly issued, fully paid and non-assessable.

(b) Set forth on Schedule 5.20(b), as of the Closing Date, is a complete and accurate list of all Loan Parties, including, with respect to each Loan Party, (i) the exact legal name of such Loan Party, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of such Loan Party’s incorporation, formation or organization, as applicable, (iv) such Loan Party’s type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of such Loan Party’s chief executive office (and, if different, the address of such Loan Party’s principal place of business), (vii) such Loan Party’s U.S. federal taxpayer identification number, and (viii) such Loan Party’s organization identification number (if applicable).

5.21	Collateral Representations; Properties.

(a) The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, valid and enforceable perfected first-priority security interests under the UCC (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. All filings necessary to perfect or protect such Liens have been or will be made, and all filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.

(b) Set forth on Schedule 5.21(b), as of the Closing Date, is a list of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date. Each Loan Party and each Subsidiary owns or possesses the right to use all the Intellectual Property necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or such Subsidiary, without known possible, alleged or actual conflict with the rights of others, except to the extent that failure to do so or any such actual or alleged conflict would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Intellectual Property owned by any Loan Party or any Subsidiary is subject to any licensing agreement or similar arrangement (other than non-exclusive outbound licenses entered into in the ordinary course of business) except as set forth on Schedule 5.21(b).

(c) Set forth on Schedule 5.21(c), as of the Closing Date, is a description of all deposit accounts and securities accounts of the Loan Parties maintained in the United States, including the name of (A) the applicable Loan Party, (B) in the case of a deposit account, the depository institution and average daily balance (as of the close of business) held in such deposit account and whether such account is an Excluded Deposit and Securities Account, and (C) in the case of a securities account, the securities intermediary or issuer and the average aggregate daily market value (as of the close of business) held in such securities account and whether such account is an Excluded Deposit and Securities Account, as applicable.

(d) Set forth on Schedule 5.21(d), as of the Closing Date, is a list of all real property located in the United States that is owned or leased by any Loan Party (in each case, including (i) the name of the Loan Party owning or leasing such property, (ii) the street address for such property, and (iii) the city, state and zip code which such property is located).

5.22	EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.

5.23	Designation as Senior Indebtedness.

(a) The Obligations constitute “Designated Senior Indebtedness” or any similar designation (with respect to indebtedness having the maximum rights as “senior debt”) under and as defined in any agreement governing any subordinated Indebtedness, and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

(b) The Obligations are equal in priority of payment to, or senior to (as applicable), the obligations owed by any Loan Party or any Subsidiary to the holders of any Indebtedness under note issuances permitted under Section 7.02(b), and no Subsidiary has provided any Guarantee of such Indebtedness unless such Subsidiary has become a Guarantor pursuant to Section 6.13.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

6.01	Financial Statements.

Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) Audited Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, financial statements of the Parent consisting of a Consolidated balance sheet as of the end of such fiscal year, and related Consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, prepared in accordance with GAAP and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties shall deliver with such financial statements and certification by their accountants a letter of such accountants to the Administrative Agent and the Lenders substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Parent, performed in connection with the preparation of such Consolidated financial statements, and in accordance with GAAP, they are not aware of the existence of any condition or event which constitutes a Default or an Event of Default or, if they are aware of such condition or event, stating the nature thereof.

(b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters in each fiscal year of the Parent, financial statements of the Parent consisting of a Consolidated balance sheet as of the end of such fiscal quarter and related Consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Parent as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

(c) Budget. As soon as available, but in any event no later than ninety (90) days after the beginning of each fiscal year of the Parent, a budget of the Parent and its Subsidiaries on a Consolidated basis, including forecasts and projections prepared by management of the Parent, in form satisfactory to the Administrative Agent, of Consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries on a quarterly basis for the then current fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Loan Parties shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02	Certificates; Other Information.

Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Parent, including (i) a certification as to whether the Loan Parties and their respective Subsidiaries have performed and observed each covenant and condition of the Loan Documents applicable to it during the period covered by the Compliance Certificate (or, if not, a listing of the conditions or covenants that have not been performed or observed and the nature and status of each such Default), (ii) a certification of compliance with the financial covenants set forth in Section 7.11, including financial covenant analyses and calculation for the period covered by the Compliance Certificate (it being understood that the Loan Parties shall not be required to include such certification, financial covenant analyses and calculation in the Compliance Certificate delivered concurrently with the financial statements referred to in Section 6.01(a) for the fiscal year ending April 28, 2017), and (iii) solely with respect to any Compliance

Certificate delivered concurrently with the financial statements delivered pursuant to Section 6.01(a), a listing of (A) all applications with the United States Patent and Trademark Office or the United States Copyright Office by any Loan Party, if any, for any Intellectual Property made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications with the United States Patent and Trademark Office or the United States Copyright Office by any Loan Party, if any, for any Intellectual Property received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (C) all licenses relating to any Intellectual Property so long as such Intellectual Property has been registered with the United States Patent and Trademark Office, the United States Copyright Office entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (D) any updated insurance binder or other evidence of insurance for any insurance coverage of any Loan Party that was renewed, replaced or modified during the period covered by such Compliance Certificate. Unless the Administrative Agent or a Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(b) Audit Reports. Promptly after the same are available, copies of any final reports submitted to any Loan Party or any Subsidiary by independent accountants in connection with any annual, interim or special audit.

(c) Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Loan Party or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(d) Debt Securities Statements and Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement evidencing Indebtedness having an outstanding principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any Loan Document.

(e) SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(f) Additional Information. Promptly, such other reports and information as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 1.01(a); or (ii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that, (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (1) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”), and (2) certain of the Lenders may have personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders, which information will not contain MNPI and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”, and (z) the Administrative Agent and any Affiliate thereof and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” (it being understood and agreed that unless Borrower Materials are expressly identified as “PUBLIC” as set forth above, each document to be disseminated to any Lender and the L/C Issuer in connection with this Agreement shall be deemed to contain MNPI) Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03	Notices.

(a) Promptly after any Responsible Officer of any Loan Party obtains knowledge thereof (but in any event within five (5) Business Days after such Responsible Officer obtains such knowledge), notify the Administrative Agent of the occurrence of any Default.

(b) Promptly, but in any event within five (5) Business Days, notify the Administrative Agent of the occurrence of any ERISA Event.

(c) Promptly, but in any event within five (5) Business Days, notify the Administrative Agent in the event that any Loan Party or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

(d) Promptly after receiving notice thereof (but in any event within five (5) Business Days after receiving such notice), notify the Administrative Agent of any action, suit, proceeding or investigation before or by any Governmental Authority or any other Person against any Loan Party or any Subsidiary which involves a claim or series of claims that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04	Payment of Obligations.

Duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable (and prior to the date on which penalties attach thereto), including all Taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make such payment would not reasonably be expected to have a Material Adverse Effect.

6.05	Preservation of Existence, Etc.

(a) Preserve, renew and maintain its legal existence as a corporation, limited partnership or limited liability company, except in a transaction permitted by Section 7.04 or Section 7.05.

(b) Preserve, renew and maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except to the extent such failure or non-compliance with such licensing or qualification requirement would not reasonably be expected to have a Material Adverse Effect.

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its registered Intellectual Property, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06	Maintenance of Properties.

Maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties material to the conduct of its business taken as a whole, and, from time to time, make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07	Maintenance of Insurance.

(a) Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

(b) Evidence of Insurance. Cause (i) the Administrative Agent to be named as lenders’ loss payable, loss payee, mortgagee and/or additional insured, as its interest may appear, with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Administrative Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums), and (ii) evidence of insurance to be delivered to the Administrative Agent on an annual basis upon expiration of current insurance coverage, such evidence to include (A) as applicable, ACORD Form 28 certificates (or similar form of insurance certificate) and ACORD Form 25 certificates (or similar form of insurance certificate), and (B) additional insured and lender’s loss payable endorsements.

6.08	Compliance with Laws.

Comply with all applicable Laws, including all Environmental Laws, in all respects, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.09	Books and Records.

Maintain and keep proper books of record and account which enable the Parent and its Subsidiaries to issue Consolidated financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Governmental Authority having jurisdiction over such Loan Party or such Subsidiary, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

6.10	Inspection Rights.

Permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times as the Administrative Agent or any of the Lenders may reasonably request (it being understood and agreed that any such visit or inspection shall be at the expense of the Borrower but shall not unreasonably interfere with the conduct of business at such site); provided, that, each Lender shall coordinate any visit through the Administrative Agent and shall provide the Borrower and the

Administrative Agent with reasonable notice prior to any visit or inspection; provided, further, that, (a) unless an Event of Default exists, such visits and inspections shall not occur more than twice (2) in any fiscal year, and (b) when an Event of Default exists, the Administrative Agent or any Lender (or any of the officers or authorized employees or representatives thereof) may conduct such visits or inspections at the expense of the Borrower at any time and without advance notice.

6.11	Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance in part (i) the Post-Closing Dividend, and (ii) the Transaction Costs, (b) to refinance in part certain existing Indebtedness (including Indebtedness outstanding under the Existing Credit Agreement), (c) to finance working capital, Restricted Payments, Permitted Acquisitions, the Pineland Farms Acquisition and capital expenditures, and (d) for other general corporate purposes; provided, that, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or any Loan Document.

6.12	Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms, in each case, except where the failure to do so would, either individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect.

6.13	Covenant to Guarantee Obligations.

(a) Cause the Parent and each of its Domestic Subsidiaries (other than any Excluded Subsidiary), whether newly formed, after acquired or otherwise existing, to promptly (and in any event within thirty (30) days (or such longer period of time as is agreed to by the Administrative Agent in its sole discretion)) after the acquisition or formation of such Subsidiary (it being understood that any Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to be the acquisition of a Subsidiary for purposes of this Section 6.13), to become a Guarantor hereunder by way of execution of a Joinder Agreement or such other joinder documentation as is acceptable to the Administrative Agent in its sole discretion, and, in connection with the foregoing, deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) and (g) and Section 6.14 and, to the extent requested by the Administrative Agent, favorable opinions of counsel to such Person (which should cover, among other things, legality, binding effect and enforceability), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Upon the Guarantee by any Subsidiary of any Indebtedness permitted by Section 7.02(b), concurrently with the provision of such Guarantee, cause such Person to become a Guarantor by way of execution of a Joinder Agreement or such other joinder documentation as is acceptable to the Administrative Agent in its sole discretion, and, in connection with the foregoing, deliver to the Administrative Agent, with respect to such Person, to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) and (g) and Section 6.14 and, to the extent requested by the Administrative Agent, favorable opinions of counsel to such Person (which should cover, among other things, legality, binding effect and enforceability), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.14	Covenant to Give Security.

(a) Equity Interests. Except with respect to Excluded Property, cause (i) one hundred percent (100%) of the issued and outstanding Equity Interests of each Domestic Subsidiary directly owned by a Loan Party, and (ii) sixty five percent (65%) (or such greater percentage that, due to a change in an applicable Law after the Closing Date, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to a U.S. Person that is a direct or indirect parent of such Foreign Subsidiary, and (B) could not reasonably be expected to cause any material adverse Tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents, together with, to the extent requested by the Administrative Agent, opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) Other Property. Except with respect to Excluded Property, cause all property of each Loan Party to be subject at all times to first priority (subject to Permitted Liens), perfected Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure the Secured Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, and, to the extent requested by the Administrative Agent, favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Landlord Waivers. In the case of (i) each chief executive office location of each Loan Party, (ii) each location of the Loan Parties where any books or records (electronic or otherwise) are maintained, and (iii) each location where any personal property Collateral with an aggregate book value in excess of $5,000,000 is located, in each case, use commercially reasonable efforts to provide the Administrative Agent with such estoppel letters, consents and waivers (in form and substance reasonably satisfactory to the Administrative Agent) from the landlords on such real property to the extent reasonably requested by the Administrative Agent.

(d) Qualifying Control Agreements. Within one hundred-twenty (120) days after the Closing Date (or such longer period of time as is agreed by the Administrative Agent in its sole discretion), cause each deposit account (other than (i) to the extent consented to by the Administrative Agent in its sole discretion, any deposit account maintained with the Administrative Agent or any Lender, and (ii) any Excluded Deposit and Securities Account) and each securities account (other than any Excluded Deposit and Securities Account) of each Loan Party at all times to be subject to a Qualifying Control Agreement.

6.15	Further Assurances.

(a) Faithfully preserve and protect (i) any Lien created or intended to be created under the Collateral Documents, and (ii) the a valid and enforceable perfected first-priority security interest under the UCC in the Collateral, whether now owned or hereafter acquired (subject only to Permitted Liens).

(b) Do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to (i) preserve, perfect and protect the Liens granted under the Collateral Documents, and (ii) exercise and enforce its rights and remedies thereunder with respect to the Collateral.

6.16	Maintenance of Primary Depository and Cash Management Relationship.

Within one hundred-twenty (120) days after the Closing Date, maintain its principal deposit and operating accounts and principal cash management and depository relationship, in each case, with the Administrative Agent or a Lender at all times.

6.17	Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such Laws, in each case, to the extent such Laws are applicable to them.

6.18	Post-Closing Covenant.

Within thirty (30) days of the Closing Date (or such longer period as the Administrative Agent shall agree in its sole discretion), cause the Administrative Agent to be named as lenders’ loss payable, loss payee, mortgagee and/or additional insured, as its interest may appear, with respect to any insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Administrative Agent, each provider of any insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums).

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01	Liens.

Create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.02	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) unsecured Indebtedness incurred in the form of one or more series of senior or subordinated notes (and any Permitted Refinancing thereof); provided, that, (i) such Indebtedness shall have a maturity date that is at least ninety-one (91) days after the Maturity Date, (ii) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Loan Party, (iii) if such Indebtedness is subordinated, such Indebtedness shall be subordinated to the Secured Obligations on terms and conditions reasonably acceptable to the Administrative Agent, (iv) the terms and conditions of such Indebtedness shall be customary for similar Indebtedness in light of then-prevailing market conditions and, in any event, when taken as a whole, no more restrictive to the Parent and its Subsidiaries than the terms and conditions set forth in the Loan Documents, and (v) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $200,000,000 at any one time;

(c) Indebtedness outstanding on the Closing Date (and any Permitted Refinancing thereof), which, in the case of any such Indebtedness with an aggregate principal amount in excess of $10,000,000, is listed on Schedule 7.02;

(d) Indebtedness secured by Purchase Money Security Interests and Indebtedness in respect of Capitalized Leases (and any Permitted Refinancing thereof); provided, that, the aggregate outstanding principal amount of such Indebtedness, together with the Indebtedness and other obligations incurred or assumed under Sections 7.02(e) and (f), shall not exceed $100,000,000 at any one time;

(e) Indebtedness (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets or real estate, or (ii) assumed in connection with the acquisition of any fixed or capital assets or real estate (and, in each case, any Permitted Refinancing thereof); provided, that, the aggregate outstanding principal amount of such Indebtedness, together with the Indebtedness and other obligations incurred under Sections 7.02(d) and (f), shall not exceed $100,000,000 at any one time;

(f) Indebtedness (i) of any Person that becomes a Subsidiary of the Parent after the Closing Date, (ii) of any Person that merges with or consolidates into any Loan Party or any Subsidiary, to the extent such merger or consolidation is permitted pursuant to Section 7.04, or (iii) assumed in connection with the acquisition of any property (and, in each case, any Permitted Refinancing thereof); provided, that, (A) such Indebtedness shall be existing at the time such Person becomes a Subsidiary, such Person merges or consolidates into any Loan Party or any Subsidiary, or such acquisition of property is consummated and, in each case, shall not be incurred in contemplation of such event, and (B) the aggregate outstanding principal amount of such Indebtedness, together with the Indebtedness and other obligations incurred under Sections 7.02(d) and (e), shall not exceed $100,000,000 at any one time;

(g) intercompany Indebtedness permitted under Section 7.03(d) or Section 7.03(e) (other than by reference to this Section 7.02 (or any clause hereof)) (“Intercompany Debt”); provided, that, in the case of Indebtedness owing by a Loan Party to any Subsidiary that is not a Loan Party, such Indebtedness shall be subordinated in right of payment to the Secured Obligations pursuant to subordination provisions reasonably acceptable to the Administrative Agent;

(h) (i) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided, that, such obligations are (or were) entered into in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) Indebtedness existing or arising under any Secured Cash Management Agreement entered into in the ordinary course of business; and

(i) other Indebtedness not permitted by any of the foregoing clauses of this Section 7.02 in an aggregate outstanding principal amount not to exceed $45,000,000 at any one time.

7.03	Investments.

Make, hold or suffer to remain outstanding any Investments, or agree, become or remain liable to do any of the foregoing, except:

(a) trade credit extended on usual and customary terms in the ordinary course of business;

(b) loans and advances to officers and directors of the Parent or any of its Subsidiaries (or employees thereof provided such loans and advances are approved by an officer of such Person) for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate outstanding principal amount not to exceed $5,000,000 at any one time;

(c) (i) Investments in the form of cash or Permitted Investments; and (ii) Investments existing as of the Closing Date and set forth on Schedule 7.03;

(d) Investments (i) in any Subsidiary existing as of the Closing Date, (ii) in any Person that is a Loan Party prior to giving effect to such Investment, and (iii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(e) Investments by any Loan Party in any joint venture or any Subsidiary that is not a Loan Party; provided, that, (i) in no event shall any Loan Party become liable, or agree to become liable, for any liabilities of any joint venture beyond the sum of such Loan Party’s Investment in such joint venture, (ii) no Default shall have occurred and be continuing at the time of such Investment or would result therefrom, and (iii) upon giving Pro Forma Effect to such Investment, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or (b);

(f) (i) Permitted Acquisitions; and (ii) the Pineland Farms Acquisition;

(g) Guarantees (i) permitted by Section 7.02 (other than by reference to this Section 7.03 (or any clause hereof)), and (ii) under any Permitted Guaranty;

(h) Investments intended to fund deferred compensation liabilities; provided, that, such Investments are made pursuant to The Bob Evans Amended and Restated Grantor Trust

Agreement, dated April 4, 2011, or any additional or successor agreements, plans or policies, and continue at all times to be assets of the Parent or one of its Subsidiaries subject to the claims of its general creditors; and

(i) other Investments (other than Acquisitions) not permitted by any of the foregoing clauses of this Section 7.03 in an aggregate amount not to exceed $15,000,000 at any one time outstanding.

7.04	Fundamental Changes.

Dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or Dispose (whether in one transaction or a series of transactions) assets to or in favor of any Person; provided, that, (a) any Loan Party (other than the Parent or the Intermediate Parent) may merge or consolidate into any other Loan Party; provided, further, that, if such merger or consolidation involves the Borrower, the Borrower shall be the continuing or surviving Person; (b) any Subsidiary that is not a Loan Party may merge or consolidate into any Loan Party (other than the Parent or the Intermediate Parent); provided, further, that, such Loan Party shall be the continuing or surviving Person; (c) any Subsidiary that is not a Loan Party may merge or consolidate into any other Subsidiary that is not a Loan Party; (d)(i) any Subsidiary (other than a Loan Party) may liquidate or dissolve, and (ii) any Loan Party (other than the Parent, the Intermediate Parent or the Borrower) may liquidate or dissolve; provided, further, that, (A) in each case, the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Loan Parties and is not materially disadvantageous to the Lenders, and (B) in the case of the liquidation or dissolution of a Loan Party, all of the assets and liabilities of such Loan Party shall be transferred (by operation of law or otherwise) to another Loan Party prior to or upon giving effect to such liquidation or dissolution; (e) the Borrower may undertake any restructuring, regardless of whether accomplished by liquidation, contribution, distribution, merger, amalgamation or any other technique, whereby the ownership of Subsidiaries of the Borrower is changed; provided, further, that, (i) each such Subsidiary that is a Subsidiary of the Borrower prior to such restructuring remains, directly or indirectly, a Subsidiary of the Borrower after such restructuring, (ii) any Subsidiary of the Borrower that is a Loan Party prior to such restructuring shall continue to be a Loan Party after such restructuring, and (iii) the Borrower shall continue to be the Borrower under the Loan Documents after such restructuring; (f) any transaction, regardless of whether accomplished by liquidation, contribution, distribution, merger, amalgamation or any other technique, and including reincorporations, whereby the only substantive effect is that the Parent or any of its Subsidiaries changes its state of organization; provided, further, that, the Borrower shall provide ten (10) days prior written notice to the Administrative Agent (or such shorter notice as the Administrative Agent shall agree to accept in its sole discretion) prior to such transaction; (g) any Loan Party or any Subsidiary may consummate any Disposition permitted under Section 7.05; (h) the Intermediate Parent may merge or consolidate into any other Loan Party; provided, further, that, (i) the Parent determines in good faith that such merger or consolidation is in the best interests of the Loan Parties and is not materially disadvantageous to the Lenders, (ii) the result of such merger or consolidation is that the Loan Party into which the Intermediate Parent merged or consolidated is the continuing or surviving Person, (iii) all of the assets and liabilities of the Intermediate Parent shall be transferred (by operation of law or otherwise) to the Loan Party into which the Intermediate Parent is merging or consolidating, (iv) after giving effect to such merger or consolidation, the Parent shall own and control, of record and beneficially, directly one hundred percent (100%) of the Equity Interests of the Borrower, and (v) the Borrower shall continue to be the Borrower under the Loan Documents after such merger or consolidation; and (i) the Intermediate Parent may liquidate or dissolve; provided, further, that, (i) the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Loan Parties and is not materially disadvantageous to the Lenders, (ii) all of the assets and liabilities of the Intermediate Parent shall be transferred (by operation of law or otherwise) to another Loan Party prior to or upon giving effect to such liquidation or dissolution, (iii) the Borrower shall continue to be the Borrower under the Loan Documents after such liquidation or dissolution, and (iv) after giving effect to such liquidation or dissolution, the Parent shall own and control, of record and beneficially, directly one hundred percent (100%) of the Equity Interests of the Borrower.

7.05	Dispositions.

Make any Disposition, except for any Permitted Transfer.

7.06	Restricted Payments.

Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Parent and any of its Subsidiaries may declare and pay dividends payable solely in the Qualified Equity Interests of such Person;

(b) Subsidiaries of the Parent may declare and pay dividends or make distributions, in each case, to Persons that own Equity Interests in such Subsidiary, ratably with respect to their respective Equity Interests;

(c) the Parent may repurchase fractional shares of the Parent’s common Equity Interests; provided, that, no Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom;

(d) the Parent may make the Post-Closing Dividend;

(e) so long as no Default or Event of Default has occurred and is continuing, the Parent and its Subsidiaries may make Restricted Payments pursuant to and in accordance with employment contracts, stock option plans or other benefit plans or similar arrangements for consultants, management (including directors and officers) or employees of the Parent and its Subsidiaries; and

(f) the Parent may make any other Restricted Payment; provided, that, (i) no Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom, and (ii) the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such Restricted Payment, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or (b).

7.07	Change in Nature of Business.

Engage in any material line of business other than those lines of business conducted by the Parent and its Subsidiaries on the Closing Date (after giving effect to the Closing Date Disposition) and any business that, in the good faith judgment of the Board of Directors of the Parent, is reasonably related, incidental, ancillary, supplementary or complementary (including supply chain) thereto, or reasonable extensions thereof.

7.08	Transactions with Affiliates.

Enter into or carry out any transaction with any Affiliate of such Person (including purchasing property or services from or selling property or services to any Affiliate of such Person), other than (a) transactions expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06, (b) except as otherwise specifically limited in this Agreement, transactions entered into in the ordinary course of such Person’s business upon fair and reasonable arm’s-length terms and conditions and in accordance with all applicable Law, (c) transactions solely between or among the Loan Parties, and (d) entering into agreements or transactions with, and making payments to, officers, directors, employees and shareholders of the Parent or any Subsidiary that are either (i) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (ii) entered into outside the ordinary course of business, approved by the Board of Directors (or a committee thereof, or pursuant to a policy approved by such Board of Directors or such committee thereof) or shareholders of the Parent or such Subsidiary, as applicable, and not prohibited by any of the provisions of this Agreement.

7.09	Burdensome Agreements.

Enter into any Contractual Obligation which, in any manner, whether directly or contingently, (a) prohibits, restricts or limits the right to (i) create, incur, assume or suffer to exist any Lien on its property or assets generally, tangible or intangible, now owned or hereafter acquired (including its ability to pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof), (ii) make Restricted Payments to any Loan Party, or (iii) make loans or advances to any Loan Party, except, in each case, for prohibitions, restrictions or limitations existing under or by reason of (A) applicable Law, (B) this Agreement and the other Loan Documents, (C) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (D) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (E) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under clause (n) of the definition of “Permitted Liens”, (F) customary restrictions and conditions contained in agreements relating to the sale of assets or a Subsidiary pending such sale (provided, that, such restrictions and conditions apply only to the assets or the Subsidiary that is to be sold and such sale is permitted under Section 7.05), (G) any document governing Indebtedness permitted by Section 7.02(d) or Section 7.02(e), insofar as the provisions thereof (1) relate only to the assets constructed or acquired in connection therewith, and (2) limit grants of other liens on the assets securing such Indebtedness, (H) any operating lease or Capitalized Leases, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person, (I) restrictions or conditions imposed by documentation governing secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (and permit the Liens created under the Loan Documents), (J) customary provisions in leases and other contracts restricting the assignment thereof, and (K) any agreement in effect on the Closing Date and set forth on Schedule 7.09; or (b) prohibits, restricts or limits the right to act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof.

7.10	Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U, T or X as promulgated by the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11	Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Parent (commencing with the fiscal quarter of the Parent ending July 28, 2017) to be greater than 3.50 to 1.0; provided, that, for each of the four (4) Measurement Periods immediately following a Qualified Acquisition (such period of increase, the “Leverage Increase Period”), the ratio set forth above shall be increased to (i) 4.00 to 1.0, as of the end of the first and second Measurement Periods immediately following such Qualified Acquisition, and (ii) 3.75 to 1.0, as of the end of the third and fourth Measurement Periods immediately following such Qualified Acquisition; provided, further, that, (A) for at least one (1) fiscal quarter immediately following each Leverage Increase Period, the Consolidated Leverage Ratio as of the end of such fiscal quarter shall not be greater than 3.50 to 1.0 prior to giving effect to another Leverage Increase Period, and (B) there shall be no more than two (2) Leverage Increase Periods during the term of this Agreement.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Parent (commencing with the fiscal quarter of the Parent ending July 28, 2017) to be less than 3.00 to 1.0.

7.12	Amendments of Organization Documents; Changes in Fiscal Year, Legal Name, State of Organization, Form of Entity, or Principal Place of Business; Accounting Changes.

(a) Except as otherwise permitted by Section 7.04, (i) amend in any respect that would reasonably be expected to be materially disadvantageous to the Lenders its Organization Documents, without obtaining the prior written consent of the Administrative Agent, or (ii) change its legal name, state of organization, form of organization or principal place of business, without providing ten (10) days prior written notice to the Administrative Agent (or such shorter notice as the Administrative Agent shall agree to accept in its sole discretion).

(b) Change its fiscal year from the twelve-month period beginning the day after the last Friday in April and ending the last Friday in April, without obtaining the prior written consent of the Administrative Agent.

(c) Make any material change in accounting policies or reporting practices, except as required by GAAP.

7.13	Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transaction other than any Permitted Sale and Leaseback Transaction.

7.14	Prepayments, Etc. of Junior Debt.

Make any payment or prepayment of principal of or redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness that is expressly subordinated in right of payment to the Secured Obligations, any Indebtedness secured by Liens on the Collateral junior to those created under the Collateral Documents (any such Indebtedness being referred to herein as “Second Lien Indebtedness”), or any Permitted Refinancing of any of the foregoing (collectively, “Junior Debt”), or make any payment in violation of any subordination terms applicable to any such Indebtedness (each a “Junior Debt Payment”); provided, that, (a) a Permitted Refinancing of Junior Debt pursuant to Section 7.02 may be consummated; (b) the Parent or any Subsidiary may make regularly scheduled payments or mandatory prepayments on Junior Debt; and (c) the Parent or any Subsidiary may make any Junior Debt Payment so long as (i) except with respect to any Second Lien Indebtedness with an outstanding principal amount of less than the Threshold Amount (prior to giving effect to such Junior Debt Payment), the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such Junior Debt Payment, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or (b), and (ii) no Default shall have occurred and be continuing at the time of such Junior Debt Payment or would result therefrom.

7.15	Amendment, Etc. of Junior Debt; Amendment of Permitted Guaranties.

(a) Amend or modify, or permit the amendment or modification of, any provision of any document governing Junior Debt, in each case, in any manner that is adverse in any material respect to the interests of the Lenders; provided, that, a Permitted Refinancing of Junior Debt permitted pursuant to Section 7.02 may be consummated.

(b) Amend or modify, or permit the amendment or modification of, any provision of any Permitted Guaranty (i) in a manner that would increase the financial obligations of the guarantor or guarantors under such Permitted Guaranty, or (ii) in any other manner that is adverse in any material respect to the interests of the Lenders.

7.16	Ownership of Subsidiaries.

(a) Permit any Person (other than any Loan Party or any Wholly-Owned Subsidiary of the Borrower) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable Law.

(b) Except as otherwise permitted pursuant to Section 7.02, permit any Loan Party or any Subsidiary to issue or have outstanding any shares of Disqualified Equity Interests.

(c) Create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary, except for (i) Liens created under the Collateral Documents, and (ii) non-consensual Liens that are Permitted Liens.

7.17	Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swingline Lender, or otherwise) of Sanctions.

7.18	Anti-Corruption Laws.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

ARTICLE VII

IEVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.

An “Event of Default” shall mean the occurrence and continuance of any one or more of the following events or conditions:

(a) Non-Payment. The Borrower or any other Loan Party shall fail to pay (i) any amount of principal of any Loan (including the payment due at maturity) or any L/C Obligation on the date on which such principal becomes due in accordance with the terms hereof, or (ii) any interest on any Loan or on any L/C Obligation, or any other amount owing hereunder or under the other Loan Documents, in each case, on the date such interest or other amount becomes due, and such failure shall continue for a period of three (3) Business Days after the same shall become due; provided, that, if such failure under Section 8.01(a)(ii) was due to the Administrative Agent’s failure to send out a materially correct notice of amounts due, the Loan Parties shall have two (2) Business Days from receipt of such notice to make such payment; or

(b) Representations and Warranties. (i) Any representation or warranty contained in Section 5.18 is or becomes false or misleading at any time, or (ii) any representation or warranty (other than a representation or warranty contained in Section 5.18) made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document or in any certificate or statement delivered in connection herewith or therewith, shall prove to be false in any material respect as of the date made or deemed made; or

(c) Specific Covenants. Any of the Loan Parties shall fail in the observance or performance of any covenant contained in Section 6.01, Section 6.02(a), Section 6.03(a), Section 6.05(a), Section 6.10, Section 6.11 or Article VII; or

(d) Other Defaults. Any of the Loan Parties shall fail in the observance or performance of any other covenant, condition or provision hereof (not specified in Section 8.01(a) or Section 8.01(c) above) or of any other Loan Document and such failure shall continue for a period of thirty (30) days after the earlier of (i) the date on which a Responsible Officer of a Loan Party has knowledge of such failure, or (ii) the date on which written notice of such failure has been given to the Borrower by the Administrative Agent or any Lender; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any Material Indebtedness, or any other event occurs, the effect of which default or other event is to cause or to permit the holder or holders of such Material Indebtedness to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity, or (ii) there occurs under any Swap Contract an “early termination date” (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the “defaulting party” (as defined in such Swap Contract), and the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Insolvency Event shall occur with respect to any Loan Party or any Material Subsidiary; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any material portion of any Loan Party’s or any Material Subsidiary’s assets in excess of an aggregate amount of equal to the Threshold Amount are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter; or

(h) Judgments. Any final judgments or orders for the payment of money (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an Insolvency Event) in excess of an aggregate amount equal to the Threshold Amount shall be entered against any Loan Party or any Subsidiary by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of forty five (45) days from the date of entry; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable in any material respect against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof, or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or

(k) Change of Control. The occurrence of a Change of Control; or

(l) Permitted Guaranties. Any Loan Party or any Subsidiary becomes obligated (whether upon demand under any Permitted Guaranty or otherwise) to make any payment under any Permitted Guaranty or under any lease agreement relating thereto, or any Loan Party or any Subsidiary makes any payment under any Permitted Guaranty or under any lease agreement relating thereto, to the extent that the aggregate dollar amount of all such payments for which the Loan Parties and their respective Subsidiaries become obligated, or otherwise make payment in respect thereof, exceeds $20,000,000 in the aggregate for all such Persons taken together in any fiscal year of the Parent.

Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by the Administrative Agent (with the approval of requisite Appropriate Lenders (in their sole discretion) as determined in accordance with Section 11.01); and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Appropriate Lenders or by the Administrative Agent with the approval of the requisite Appropriate Lenders, as required under Section 11.01.

8.02	Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or equity;

provided, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

8.03	Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of (a) that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) that portion of the Secured Obligations then owing under Secured Hedge Agreements, (c) that portion of the Secured Obligations then owing under Secured Cash Management Agreements, and (d) obligations owing to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14, in each case ratably among the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.03.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01	Appointment and Authority.

(a) Appointment. Each of the Lenders and the L/C Issuer hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03	Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties shall not (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 11.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(c) Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections thereto.

9.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities hereunder as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06	Resignation of Administrative Agent.

(a) Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided, that, the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing at the time of such appointment. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor; provided, that, the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing at the time of such appointment. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Administrative Agent was acting as Administrative Agent, and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties, and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) L/C Issuer and Swingline Lender. Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as the L/C Issuer and the Swingline Lender. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or the retiring Swingline Lender, as applicable, (ii) the retiring L/C Issuer and the retiring Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an Arranger, a Lender or the L/C Issuer hereunder.

9.09	Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 2.10(b) and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03(h) and (i), 2.09, 2.10(b) and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01), and (C) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10	Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (l) of the definition of “Permitted Liens”; and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or is no longer required to be a Guarantor hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11	Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.

ARTICLE X

CONTINUING GUARANTY

10.01	Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that, (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor, and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02	Rights of Lenders.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03	Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party, other than defense of payment; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

10.04	Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05	Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Facility Termination Date. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

10.06	Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07	Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

10.08	Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09	Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, the L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party, and (c) the Administrative Agent, the L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

10.10	Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

10.11	Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) set forth in the proviso below with respect to the Fee Letter) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, further, that, only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d) change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, or (ii) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except to the extent the release of all or substantially all of the Collateral is permitted pursuant to Section 9.10(a)(i) or Section 9.10(a)(ii) (in which case such release may be made by the Administrative Agent acting alone); or;

(g) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10(c) (in which case such release may be made by the Administrative Agent acting alone); or

(h) release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender;

provided, further, that, (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (vi) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; (vii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; (viii) in order to implement any additional Commitments in accordance with Section 2.02(g), this Agreement may be amended for such purpose (but solely to the extent necessary to implement such additional Commitments and otherwise in accordance with Section 2.02(g)) by the Loan Parties, the Administrative Agent and each Lender providing such additional Commitments; (ix) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, each Borrower, the other Loan Parties and the relevant Lenders providing such additional credit facilities (A) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, and (B) to change, modify or alter any provision of this Agreement relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in this clause (ix), (x) if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an inconsistency, obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents, and (xi) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

11.02	Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii) if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 11.02(b) shall be effective as provided in Section 11.02(b).

(b) Electronic Communications. Notices and other communications to the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender, the Swingline Lender or the L/C Issuer pursuant to Article II if such Lender, the Swingline Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent, the Swingline Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swingline Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03	No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the L/C Issuer or the Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02, and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04	Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, but specifically excluding all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent or any of its Affiliates), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer, but specifically excluding all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that, notwithstanding the foregoing, the obligations of the Loan Parties set forth in Section 11.04(a)(iii) with respect to the payment of fees, charges, and disbursements of counsel shall be limited to the reasonable fees, charges, and disbursements of one (1) firm of counsel for the Administrative Agent, any Lender or the L/C Issuer, as applicable, and one (1) firm of local counsel in each appropriate jurisdiction for the Administrative Agent, any Lender, or the L/C Issuer, as applicable, and, in the case of any actual, asserted or perceived conflict of interest with respect to any such counsel, one additional counsel for each affected Person.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one (1) firm of counsel for such Indemnitees (taken as a whole), and, if necessary, one (1) firm of local counsel in each appropriate jurisdiction for such Indemnitees (taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one (1) additional firm of counsel for all such affected Indemnitees (taken as a whole))) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto (it being agreed that the Administrative Agent shall make a good faith effort to advise such Indemnitee of any such claim, litigation, investigation or proceeding), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, bad faith or willful misconduct, or a material breach of the obligations of such Indemnitee’s (or any of such Indemnitee’s controlled affiliates) under the Loan Documents, or (B) arise out of disputes between and among Indemnitees that do not involve an act or omission by a Loan Party or any of its Affiliates (other than any such claim, litigation or proceeding brought against any such Indemnitee solely in its capacity as, or in the fulfillment of its role as, an agent, Administrative Agent, collateral agent, Arranger or other similar role under the Loan Documents). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 11.04(a) or Section 11.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this Section 11.04(c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, none of the Loan Parties, the Administrative Agent, any other agent hereunder, any Lender, the L/C Issuer, any other party hereto or any Indemnitee shall assert, and each such Person hereby waives and acknowledges that no other Person shall have, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that, the foregoing shall in no event limit the Loan Parties’ indemnification obligations under Section 11.04(b) to the extent such special, indirect, consequential or punitive damages are included in any third-party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder. No Indemnitee referred to in Section 11.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.06(b)(i)(B) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned, except that this Section 11.06(b)(ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender, or an Approved Fund; and

(C) the consent of the L/C Issuer and the Swingline Lender shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) (1) to the Borrower, the Parent, or the Intermediate Parent, (2) to any Affiliate of any such Person, or (3) to any Subsidiary, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this Section 11.06(b)(v)(B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (i) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, (ii) a Defaulting Lender, (iii) the Borrower, the Parent, the Intermediate Parent, (iv) any Affiliate of the Borrower, the Parent or the Intermediate Parent, or (v) any Subsidiary) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided, that, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 11.01(a), (b), (c), (f), (g) and (h) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b); provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under Section 11.06(b), and (B) shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as the L/C Issuer or the Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and/or Revolving Loans pursuant to Section 11.06(b), Bank of America may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as the L/C Issuer, and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as the Swingline Lender. In the event of any such resignation as the L/C Issuer or the Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, that, no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as the L/C Issuer or the Swingline Lender, as the case may be. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07	Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to use all Information solely in connection with this Agreement or performing their respective obligations hereunder and to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall be bound pursuant to written agreement, policy, procedure, or other ethical, fiduciary or other responsibility to keep such Information confidential (and, in the case of its Affiliates and Related Parties, it being understood and agreed that such Persons are bound by policy or fiduciary duty to keep such information confidential)), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof prior to such disclosure to the extent not prohibited by Law, rule or regulation), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.02(g) or Section 11.01, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided hereunder, (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent, the L/C Issuer and/or the Swingline Lender to deliver Borrower Materials or notices to the Lenders, or (C) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (viii) with the consent of the Borrower, or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.07, or (B) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; provided, that, such source does not, to the knowledge of the Administrative Agent, a Lender of the L/C Issuer, after reasonable inquiry, have an obligation of confidentiality to the Borrower or any Loan Party. For purposes of this Section 11.07, “Information” means all information received from the Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Parent or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b) Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information, and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

(c) Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d) Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

11.08	Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15, and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer (including the Fee Letter), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13	Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14	Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.14(b). THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY

OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16	Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that, in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.17	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates (including MLPFS) and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent and its Affiliates (including MLPFS) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (ii) neither the Administrative Agent, any of its Affiliates (including MLPFS) nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates (including MLPFS) and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates (including MLPFS) nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates (including MLPFS) or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.18	Electronic Execution.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

11.19	PATRIOT Act Notice.

Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or the L/C Issuer that is an EEA Financial Institution is a party to this Agreement, and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or the L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or the L/C Issuer that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

11.21	ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	BEF FOODS, INC.,
an Ohio corporation

	By:	/s/ Mark E. Hood
	Name:	Mark E. Hood
	Title:	Chief Financial Officer and Treasurer

GUARANTORS:	BOB EVANS FARMS, INC.,
a Delaware corporation

	By:	/s/ Mark E. Hood
	Name:	Mark E. Hood
	Title:	Chief Administrative Officer and Chief Financial Officer

BOB EVANS FARMS, LLC,
an Ohio limited liability company

	By:	/s/ Mark E. Hood
	Name:	Mark E. Hood
	Title:	Chief Financial Officer

BOB EVANS HOLDING, INC.,
an Ohio corporation

	By:	/s/ Mark E. Hood
	Name:	Mark E. Hood
	Title:	President

BOB EVANS TRANSPORTATION COMPANY, LLC,
an Ohio limited liability company

	By:	/s/ T. Alan Ashworth
	Name:	T. Alan Ashworth
	Title:	Senior Vice President and Treasurer

BEF MANAGEMENT, INC.,
an Ohio corporation

	By:	/s/ Mark E. Hood
	Name:	Mark E. Hood
	Title:	Chief Financial Officer and Chief Administrative Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Maria A. McClain
	Name:	Maria A. McClain
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, an L/C Issuer and the Swingline Lender

	By:	/s/ Sara Just
	Name:	Sara Just
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender and an L/C Issuer

By:	/s/ Cris S. Gossard
Name:	Cris S. Gossard
Title:	Authorized Officer

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and an L/C Issuer

By:	/s/ George M. Gevas
Name:	George M. Gevas
Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Ryan Zimmerman
Name:	Ryan Zimmerman
Title:	Vice President

FIFTH THIRD BANK,
as a Lender

By:	/s/ Ellen Ruschhaupt
Name:	Ellen Ruschhaupt
Title:	Vice President